As filed with the Securities and Exchange Commission on March 19, 2004

                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________


EXACT NAME OF REGISTRANT         STATE OR OTHER JURISDICTION OF            IRS EMPLOYER
AS SPECIFIED IN ITS CHARTER      INCORPORATION OR ORGANIZATION         IDENTIFICATION NUMBER
Suburban Propane Partners, L.P.             Delaware                        22-3410353
Suburban Energy Finance Corp.               Delaware                      Not Applicable


                             ______________________
                                      5984
            (Primary Standard Industrial Classification Code Number)
                             ______________________
                                240 Route 10 West
                           Whippany, New Jersey 07981
                                 (973) 887-5300
   (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)
                             ______________________
                              Janice G. Meola, Esq.
                                 General Counsel
                         Suburban Propane Partners, L.P.
                                240 Route 10 West
                           Whippany, New Jersey 07981
                                 (973) 887-5300
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                             ______________________
                                   Copies to:
                            Gerald S. Tanenbaum, Esq.
                               John Schuster, Esq.
                           Cahill Gordon & Reindel LLP
                                 80 Pine Street
                            New York, New York 10005
                                 (212) 701-3000
                             ______________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. |_|
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|


                         CALCULATION OF REGISTRATION FEE
=========================================================================================================================
                                                                        Proposed      Proposed Maximum     Amount of
                                                     Amount to Be   Maximum Offering      Aggregate       Registration
Title of Each Class of Securities to Be Registered    Registered     Price Per Note       Offering           Fee(2)
                                                                                          Price(1)
-------------------------------------------------------------------------------------------------------------------------
6 7/8% Notes due 2013 of Suburban Propane Partners,
L.P.                                                  $175,000,000        100%           $175,000,000        $22,172.50
and Suburban Energy Finance Corp. ...............
=========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) under the Securities Act.

(2)  Calculated pursuant to Rule 457(f)(2) under the Securities Act.

                             ______________________

     The Registrants hereby amend this registration statement on the date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this registration statement shall become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

The information in this prospectus is not complete and may be changed. We may not consummate the exchange offer until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell or exchange these securities and it is not soliciting an offer to acquire or exchange these securities in any jurisdiction where the offer, sale or exchange is not permitted.




                  SUBJECT TO COMPLETION, DATED MARCH 19, 2004
PROSPECTUS
                                  $175,000,000

                         SUBURBAN PROPANE PARTNERS, L.P.
                          SUBURBAN ENERGY FINANCE CORP.
                                Offer to Exchange
     $175,000,000 Aggregate Principal Amount of 6 7/8% Senior Notes due 2013

                                       for
                         Suburban Propane Partners, L.P.
                          Suburban Energy Finance Corp.
     $175,000,000 Aggregate Principal Amount of 6 7/8% Senior Notes due 2013
            Registered Under the Securities Act of 1933, as Amended.
                                 _______________

                        Material Terms of Exchange Offer:



o    Expires 5:00 p.m., New York City time, on          , 2004 unless extended.

o    Subject to certain customary conditions which may be waived by us.

o All outstanding notes that are validly tendered and not withdrawn will be exchanged.

o Tenders of outstanding notes may be withdrawn any time prior to the expiration of this exchange offer.

o The exchange of the outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

o    We will not receive any cash proceeds from the exchange offer.

o The terms of the exchange notes to be issued in exchange for the outstanding notes are substantially identical to the outstanding notes, except that the exchange notes will be registered under the Securities Act and certain transfer restrictions, registration rights and liquidated damages relating to the outstanding notes will not apply to the exchange notes.

o Any outstanding notes not validly tendered will continue to remain outstanding and accrue interest but will remain subject to existing transfer restrictions.

o There has not previously been any public market for the exchange notes that will be issued in the exchange offer. We do not intend to list the exchange notes on any national stock exchange or on the Nasdaq National Market. There can be no assurance that an active market for such exchange notes will develop.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                 _______________

                The date of this prospectus is           , 2004.

                                TABLE OF CONTENTS

                                                                            Page

Where You Can Find More Information..........................................i
Incorporation of Certain Documents by Reference..............................i
Forward-Looking Statements..................................................ii
Prospectus Summary...........................................................1
Summary of the Exchange Offer................................................3
Summary of the Exchange Notes................................................7
Risk Factors.................................................................9
Use of Proceeds.............................................................17
Capitalization..............................................................17
Suburban Selected Financial Data and Other Data.............................18
The Exchange Offer..........................................................21
Description of Notes........................................................32
Certain Income Tax Considerations...........................................75
Plan of Distribution........................................................80
Legal Matters...............................................................80
Experts.....................................................................80

     Unless the context otherwise requires, references in this prospectus to "Suburban," "we," "us" and "our" refer to Suburban Propane Partners, L.P., its subsidiary operating partnership, Suburban Propane, L.P., and its wholly-owned subsidiaries.

     You should not assume that the information contained in, as well as any information we filed or will file with the Securities and Exchange Commission (the "SEC") and that is incorporated by reference into this prospectus is accurate as of any date other than its respective date. Our business, financial condition, results of operations and prospects may have changed since that date.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended. As a result, we file reports and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Any information filed by us is also available on the SEC's EDGAR database at http://www.sec.gov. Our common units are listed on the New York Stock Exchange, and reports, proxy statements and other information can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

     Suburban Energy Finance Corp. is not required to file periodic and other documents under the Securities Exchange Act of 1934. Suburban does not intend to include in its consolidated financial statements any separate financial information regarding Suburban Energy Finance Corp. Also, Suburban Energy Finance Corp. does not intend to furnish holders of the notes with separate financial statements or other reports.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     We are incorporating by reference certain documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information we later file with the SEC will automatically update and supersede this information. We are incorporating by reference in this prospectus the following documents that we have filed with the
SEC:

     o our Annual Report on Form 10-K for the fiscal year ended September 27, 2003;

     o our Quarterly Report on Form 10-Q for the quarter ended December 27, 2003;

     o    our Current Report on Form 8-K filed March 19, 2004;

     o    our Current Report on Form 8-K filed December 19, 2003;

     o    our Current Report on Form 8-K filed December 12, 2003;

     o    our Current Report on Form 8-K filed December 8, 2003;

     o    our Current Report on Form 8-K filed December 5, 2003;

     o    our Current Report on Form 8-K filed December 4, 2003;

     o    each of our Current Reports on Form 8-K filed November 12, 2003, and

     o    our Current Report on Form 8-K filed October 14, 2003.

     We also incorporate by reference all documents that we may file with the SEC pursuant to Sections 13(a), 13(b), 14 and 15(d) of the Securities Exchange Act after the date of this prospectus.

     You may request a copy of any of these documents, at no cost, by writing or telephoning our Investor Relations Department at the following address and telephone number:

                         Suburban Propane Partners, L.P.
                                240 Route 10 West
                           Whippany, New Jersey 07981
                          Telephone No.: (973) 887-5300

     You should rely on the information provided in this prospectus and the documents we have incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus or any incorporated document is accurate as of any date other than the date of this prospectus or that document, as the case may be.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward-looking statements ("Forward-Looking Statements") as defined in the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act relating to our future business expectations and predictions and financial condition and results of operations. Some of these statements can be identified by the use of forward-looking terminology such as "prospects," "outlook," "believes," "estimates," "intends," "may," "will," "should," "anticipates," "expects" or "plans" or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategies or risks and uncertainties. These Forward-Looking Statements involve certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such Forward-Looking Statements ("Cautionary Statements"). The risks and uncertainties and their impact on our operations include, but are not limited to, the following risks:

     o The impact of weather conditions on the demand for propane, fuel oil and other refined fuels;

     o Fluctuations in the unit cost of propane, fuel oil and other refined fuels;

     o Our ability to compete with other suppliers of propane, fuel oil and other energy sources;

     o The impact on propane, fuel oil and other refined fuel prices and supply from the political, military and economic instability of the oil producing nations, global terrorism and other general economic conditions;

     o Our ability to realize fully, or within the expected time frame, the expected cost savings and synergies from the acquisition of Agway Energy;

     o Our ability to acquire and maintain reliable transportation for our propane, fuel oil and other refined fuels;

     o    Our ability to retain customers;

     o The impact of energy efficiency and technology advances on the demand for propane and fuel oil;

     o    The ability of management to continue to control expenses;

     o The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on our business;

     o    The impact of legal proceedings on our business;

     o Our ability to implement our expansion strategy into new business lines and sectors; and

     o    Our ability to integrate acquired businesses successfully.

     On different occasions, we or our representatives have made or may make Forward-Looking Statements in filings that we make with the SEC, in press releases or in oral statements made by or with the approval of one of our authorized executive officers. Readers are cautioned not to place undue reliance on Forward-Looking or Cautionary Statements, which reflect management's opinions only as of the date hereof. We undertake no obligation to update any Forward-Looking or Cautionary Statement. All subsequent written and oral Forward-Looking Statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the Cautionary Statements in this prospectus. For a more complete discussion of specific factors which could cause actual results to differ from those in the Forward-Looking or Cautionary Statements, see the "Risk Factors" section of this prospectus. You should not put undue reliance on any Forward-Looking or Cautionary Statements.

                               PROSPECTUS SUMMARY

     The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. This prospectus includes the basic terms of the exchange notes we are offering, as well as information regarding our business. You should carefully read this entire document and the information incorporated by reference.

Suburban Propane Partners

     We are a national retail and wholesale marketer of propane and related appliances, parts and services. We believe, based on LP/Gas Magazine dated February 2004, that we are the third largest retail marketer of propane in the United States, measured by retail gallons sold in 2003. During the fiscal year ended September 27, 2003, we sold approximately 491.5 million gallons of propane to retail customers and an additional 31.7 million gallons of propane at wholesale to other distributors and large industrial end-users. As of September 27, 2003, we served approximately 750,000 active residential, commercial, industrial and agricultural customers through approximately 320 customer service centers in 40 states.

     Our operations are concentrated primarily in the east and west coast regions of the United States. Our geographic diversity reduces our exposure to weather conditions affecting a particular region. We own two propane storage facilities: a 22 million gallon above-ground facility in Elk Grove, California and a 60 million gallon underground facility in Tirzah, South Carolina. We are supplied by approximately 70 oil companies and natural gas processors at more than 180 supply points located in the United States and Canada. Together with our predecessor companies, we have been continuously engaged in the retail propane business since 1928.

     In addition, we own Gas Connection, Inc., which operates twelve HomeTown Hearth & Grill retail stores in the south, northeast and northwest regions of the United States that sell and install natural gas and propane gas grills, fireplaces and related accessories and supplies. We also own Suburban @ Home, Inc., an internally developed heating, ventilation and air conditioning ("HVAC") installation and service business, which operates five locations in the south, northeast and northwest regions of the United States.

     On December 23, 2003, we closed on the acquisition of substantially all of the assets and operations of Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc. (collectively, "Agway Energy") (the "Acquisition") for $206.0 million in cash, subject to certain purchase price adjustments. Agway Energy was a leading regional marketer of propane, fuel oil, gasoline and diesel fuel primarily in New York, Pennsylvania, New Jersey and Vermont. We believe, based on LP/Gas Magazine dated February 2003, that Agway Energy was the eighth largest retail propane marketer in the United States, operating through approximately 139 distribution and sales centers. Agway Energy was also one of the leading marketers and distributors of fuel oil in the northeast region of the United States. To complement its core marketing and delivery business, Agway Energy installed and serviced a wide variety of home comfort equipment, particularly in the area of HVAC. Additionally, to a lesser extent, Agway Energy marketed natural gas and electricity in New York and Pennsylvania. For its fiscal year ended June 30, 2003, Agway Energy served more than 400,000 active customers across all of its lines of business and sold approximately 106.3 million gallons of propane and approximately 356.8 million gallons of fuel oil, gasoline and diesel fuel to retail customers for residential commercial and agricultural applications.

Suburban Energy Finance Corp.

     Suburban Energy Finance Corp. was incorporated in November 2003 under the laws of Delaware. Suburban Energy Finance Corp. is a wholly-owned direct subsidiary of Suburban Propane Partners, L.P. that was incorporated for the sole purpose of serving as a co-issuer of the notes to facilitate the initial private offering of the outstanding notes. Suburban Energy Finance Corp. has only nominal assets and does not conduct any operations.

Where You Can Find Us

     We maintain our executive offices at 240 Route 10 West, Whippany, New Jersey 07981 and our telephone number at that address is 973-887-5300. Our website is www.suburbanpropane.com. The information on our website is not a part of, and is not incorporated by reference into, this prospectus.

                          Summary of the Exchange Offer

     On December 23, 2003 we completed the private offering of $175,000,000 aggregate principal amount of 6 7/8% Senior Notes due 2013 (the "outstanding notes"). As part of the offering, we entered into an exchange and registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to complete the exchange offer for the outstanding notes. Below is a summary of the exchange offer.

Securities Offered.............................  Up to $175,000,000 aggregate principal amount of new 6 7/8%
                                                 Senior Notes due 2013, which
                                                 are issued by Suburban Propane
                                                 Partners, L.P. and Suburban
                                                 Energy Finance Corp. and have
                                                 been registered under the
                                                 Securities Act (the "exchange
                                                 notes"). The terms of the
                                                 exchange notes offered in the
                                                 exchange offer are
                                                 substantially identical to
                                                 those of the outstanding notes,
                                                 except that certain transfer
                                                 restrictions, registration
                                                 rights and liquidated damages
                                                 provisions relating to the
                                                 outstanding notes do not apply
                                                 to the exchange notes. The
                                                 issuance of exchange notes in
                                                 exchange for outstanding notes
                                                 pursuant to the exchange offer
                                                 will not result in a repayment
                                                 of the indebtedness of Suburban
                                                 Propane Partners, L.P. and
                                                 Suburban Energy Finance Corp.
                                                 which is presently evidenced by
                                                 the outstanding notes.

The Exchange Offer.............................  Suburban Propane Partners, L.P.
                                                 and Suburban Energy Finance
                                                 Corp. are offering to exchange
                                                 $1,000 principal amount of each
                                                 of their 6 7/8% Senior Notes
                                                 due 2013, which have been
                                                 registered under the Securities
                                                 Act, for $1,000 principal
                                                 amount of each of their
                                                 outstanding notes, which were
                                                 issued in a private offering on
                                                 December 23, 2003. As of the
                                                 date of this prospectus, there
                                                 are $175,000,000 principal
                                                 amount of outstanding notes.
                                                 Suburban Propane Partners, L.P.
                                                 and Suburban Energy Finance
                                                 Corp. will issue exchange notes
                                                 promptly after the expiration
                                                 of the exchange offer.

Registration Rights............................  You are entitled to exchange your outstanding notes for
                                                 freely tradeable exchange notes
                                                 with substantially identical
                                                 terms. The exchange offer is
                                                 intended to satisfy your
                                                 registration rights. After the
                                                 exchange offer is complete, you
                                                 will no longer be entitled to
                                                 any exchange or registration
                                                 rights with respect to your
                                                 outstanding notes. Accordingly,
                                                 if you do not exchange your
                                                 outstanding notes, you will not
                                                 be able to reoffer, resell or
                                                 otherwise dispose of your
                                                 outstanding notes unless you
                                                 comply with the registration
                                                 and prospectus delivery
                                                 requirements of the Securities
                                                 Act, or there is an available
                                                 and applicable exemption from
                                                 registration under the
                                                 Securities Act.

Resales........................................  Based on interpretations by the staff of the SEC, as detailed
                                                 in a series of "no-action
                                                 letters" issued to third
                                                 parties, we believe that the
                                                 exchange notes issued in the
                                                 exchange offer may be offered
                                                 for resale, resold or otherwise
                                                 transferred by you without
                                                 compliance with the
                                                 registration and prospectus
                                                 delivery requirements of the
                                                 Securities Act, provided that:

                                                 o you are acquiring the
                                                 exchange notes in the ordinary
                                                 course of your business;

                                                 o you are not participating, do
                                                 not intend to participate and
                                                 have no arrangement or
                                                 understanding with any person
                                                 to participate in a
                                                 distribution of the exchange
                                                 notes;

                                                 o if you are not a broker or
                                                 dealer, you, nor any other
                                                 person receiving the exchange
                                                 notes from you, have no
                                                 arrangement with any person to
                                                 distribute the exchange notes
                                                 in violation of the Securities
                                                 Act; and

                                                 o you are not an "affiliate" of
                                                 ours.

                                                 If you do not meet the above
                                                 criteria you will have to
                                                 comply with the registration
                                                 and prospectus delivery
                                                 requirements of the Securities
                                                 Act in connection with any
                                                 reoffer, resale or other
                                                 disposition of your exchange
                                                 notes.

                                                 Each broker or dealer that
                                                 receives exchange notes for its
                                                 own account in exchange for
                                                 outstanding notes that were
                                                 acquired as a result of
                                                 market-making or other trading
                                                 activities must acknowledge
                                                 that it will deliver this
                                                 prospectus in connection with
                                                 any sale of exchange notes.

Accrued Interest on the Exchange Notes
and Outstanding Notes..........................  The exchange notes will bear interest from the most recent
                                                 date to which interest has been
                                                 paid on the outstanding notes
                                                 or if no interest has been
                                                 paid, from the issue date of
                                                 the outstanding notes. If your
                                                 outstanding notes are accepted
                                                 for exchange, then you will
                                                 receive interest on the
                                                 exchange notes and not on the
                                                 outstanding notes.

Expiration Date of the Exchange Offer..........  5:00 p.m., New York City time, on , 2004, unless we extend the
                                                 expiration date.

Conditions to the Exchange Offer...............  The exchange offer is subject to certain customary
                                                 conditions, which may be waived
                                                 by us. The exchange offer is
                                                 not conditioned upon receiving
                                                 any minimum principal amount of
                                                 outstanding notes being
                                                 tendered.

Procedures for Tendering Outstanding Notes.....  If you wish to tender outstanding notes for exchange
                                                 notes pursuant to the exchange
                                                 offer, you must:

                                                 o complete, sign and date the
                                                 accompanying letter of
                                                 transmittal, or a facsimile of
                                                 the letter of transmittal, and
                                                 mail or otherwise deliver the
                                                 letter of transmittal, together
                                                 with your outstanding notes, to
                                                 the exchange agent at the
                                                 address provided in the section
                                                 "The Exchange Offer--Exchange
                                                 Agent"; or

                                                 o arrange for The Depository
                                                 Trust Company to transmit
                                                 certain required information,
                                                 including an agent's message
                                                 forming part of a book-entry
                                                 transfer in which you
                                                 agree to be bound by the terms
                                                 of the letter of transmittal,
                                                 to the exchange agent in
                                                 connection with a book-entry
                                                 transfer.

                                                 See "The Exchange
                                                 Offer--Procedures for Tendering
                                                 Outstanding Notes." By
                                                 executing the letter of
                                                 transmittal, you will represent
                                                 to us that you are acquiring
                                                 the exchange notes in the
                                                 ordinary course of your
                                                 business, that you are not
                                                 participating, do not intend to
                                                 participate and have no
                                                 arrangement or understanding
                                                 with any person to participate
                                                 in the distribution of exchange
                                                 notes, and that you are not an
                                                 "affiliate" of ours. See "The
                                                 Exchange Offer--Procedures for
                                                 Tendering Outstanding Notes."

Special Procedures for Beneficial Holders......  If you are the beneficial holder of outstanding notes
                                                 that are registered in the name
                                                 of your broker, dealer,
                                                 commercial bank, trust company
                                                 or other nominee, and you wish
                                                 to tender in the exchange
                                                 offer, you should contact the
                                                 person in whose name your
                                                 outstanding notes are
                                                 registered promptly and
                                                 instruct such person to tender
                                                 on your behalf. See "The
                                                 Exchange Offer--Procedures for
                                                 Tendering Outstanding Notes."

Guaranteed Delivery Procedures.................  If you wish to tender your outstanding notes and you
                                                 cannot deliver such notes, the
                                                 letter of transmittal or any
                                                 other required documents to the
                                                 exchange agent before the
                                                 expiration date, you may tender
                                                 your outstanding notes
                                                 according to the guaranteed
                                                 delivery procedures set forth
                                                 in "The Exchange
                                                 Offer--Guaranteed Delivery
                                                 Procedures."

Withdrawal Rights..............................  Tenders may be withdrawn at any time before 5:00 p.m., New York
                                                 City time, on the expiration
                                                 date.

Acceptance of Outstanding Notes and
  Delivery of Exchange Notes...................  Subject to certain conditions, we will accept for exchange any
                                                 and all outstanding notes which
                                                 are properly tendered in the
                                                 exchange offer before 5:00
                                                 p.m., New York City time, on
                                                 the expiration date. The
                                                 exchange notes will be
                                                 delivered promptly after the
                                                 expiration date. See "The
                                                 Exchange Offer--Terms of the
                                                 Exchange Offer."

Certain Income Tax Considerations..............  The exchange of outstanding notes for exchange notes
                                                 generally will not be a taxable
                                                 event for United States federal
                                                 income tax purposes. See
                                                 "Certain Income Tax
                                                 Considerations" for more
                                                 information.

Use of Proceeds................................  We will not receive any proceeds from the issuance of
                                                 the exchange notes.

Exchange Agent.................................  The Bank of New York is serving as exchange agent in connection
                                                 with the exchange offer. The
                                                 address, telephone number and
                                                 facsimile number of the
                                                 exchange agent are set forth in
                                                 "The Exchange Offer--Exchange
                                                 Agent."

     Please review the information in the section "The Exchange Offer" for more detailed information concerning the exchange offer.

                          Summary of the Exchange Notes

     The following summary contains basic information about the exchange notes. It does not contain all the information that may be important to you. For a more complete understanding of the exchange notes, please refer to the section of this document entitled "Description of Notes," particularly those subsections to which we have referred you.

Issuers........................................  Suburban Propane Partners, L.P.
                                                 and Suburban Energy Finance
                                                 Corp.

                                                 Suburban Energy Finance Corp.
                                                 is a wholly-owned direct
                                                 subsidiary of Suburban Propane
                                                 Partners, L.P. that was
                                                 incorporated in Delaware for
                                                 the sole purpose of serving as
                                                 a co-issuer of the notes.
                                                 Suburban Energy Finance Corp.
                                                 has only nominal assets and
                                                 does not conduct any
                                                 operations. As a result, you
                                                 should not expect Suburban
                                                 Energy Finance Corp. to
                                                 participate in servicing the
                                                 interest and principal
                                                 obligations on the exchange
                                                 notes.

Notes Offered..................................  $175,000,000 aggregate principal amount of 6 7/8%
                                                 Senior Notes due 2013.

Maturity Date..................................  December 15, 2013.

Interest Rate..................................  6 7/8% per year.

Interest Payment Dates.........................  Interest will accrue from the last date on which interest was
                                                 paid on the outstanding notes,
                                                 or if no interest has been paid
                                                 on the outstanding notes, from
                                                 December 23, 2003 and will be
                                                 payable semiannually on each
                                                 June 15 and December 15,
                                                 beginning on the first interest
                                                 payment date after the issuance
                                                 of the exchange notes, or if
                                                 there has not been any interest
                                                 payment date on the outstanding
                                                 notes, on June 15, 2004. The
                                                 payment of interest on exchange
                                                 notes will constitute payment
                                                 of any accrued but unpaid
                                                 interest on the outstanding
                                                 notes tendered for exchange.

Ranking........................................  The exchange notes will be our unsecured, senior obligations
                                                 and will rank senior in right
                                                 of payment to any of our future
                                                 subordinated indebtedness and
                                                 equally in right of payment to
                                                 all of our existing and future
                                                 unsecured senior indebtedness.
                                                 The exchange notes will be
                                                 structurally subordinated to,
                                                 which means they rank
                                                 effectively behind, the
                                                 indebtedness and other
                                                 liabilities of the operating
                                                 partnership and its
                                                 subsidiaries. See "Description
                                                 of Notes-- Ranking of Notes."
                                                 As of December 27, 2003, our
                                                 subsidiaries had an aggregate
                                                 of approximately $383.8 million
                                                 of total indebtedness and
                                                 approximately $307.0 million of
                                                 trade payables and other
                                                 liabilities. Further,
                                                 approximately $93.4 million was
                                                 available to our subsidiaries
                                                 for additional borrowing under
                                                 the operating partnership's
                                                 revolving credit facility.

Optional Redemption............................  Prior to December 15, 2006, we
                                                 may redeem up to 35% of the
                                                 original aggregate amount of
                                                 the exchange notes at a redemp-
                                                 tion price equal to 106.875% of
                                                 the principal amount of the
                                                 exchange notes, including any
                                                 additional notes, plus accrued
                                                 and unpaid interest, with the
                                                 net cash proceeds of certain
                                                 offerings of common units as
                                                 described in this prospectus.
                                                 See "Description of Notes--
                                                 Optional Redemption." In
                                                 addition, we may redeem some or
                                                 all of the exchange notes at
                                                 any time or from time to time
                                                 on or after December 15, 2008,
                                                 as set forth herein.

Change of Control Offer........................  Upon the occurrence of a change of control, we must offer to
                                                 repurchase the exchange notes
                                                 at 101% of the principal amount
                                                 of the exchange notes
                                                 repurchased, plus accrued and
                                                 unpaid interest, to the date of
                                                 repurchase. See "Description of
                                                 Notes--Repurchase at the Option
                                                 of Holders--Change of Control."

Certain Covenants..............................  The indenture contains certain covenants limiting, among other
                                                 things, our ability and the
                                                 ability of our restricted
                                                 subsidiaries, to:

                                                 o incur additional debt or
                                                 issue preferred stock;

                                                 o pay dividends or make other
                                                 distributions on, redeem or
                                                 repurchase our capital stock;

                                                 o make investments or other
                                                 restricted payments;

                                                 o enter into transactions with
                                                 affiliates;

                                                 o engage in sale and leaseback
                                                 transactions;

                                                 o sell, transfer or issue
                                                 shares of capital stock of
                                                 restricted subsidiaries;

                                                 o create liens on our assets;

                                                 o transfer or sell assets;

                                                 o restrict dividends or other
                                                 payments to us; and

                                                 o effect a consolidation,
                                                 liquidation or merger.

                                                 These covenants are subject to
                                                 important exceptions and
                                                 qualifications that are
                                                 described in this prospectus in
                                                 "Description of Notes--Certain
                                                 Covenants."


                                  Risk Factors

     See "Risk Factors" beginning on page 8 for a discussion of certain risks relating to us, our business and the exchange notes.

                                  RISK FACTORS

     You should carefully consider these risk factors, together with all the other information included or incorporated by reference in this prospectus. If any of the events described in these risk factors or elsewhere in this prospectus actually occur, then our business, results of operations or financial condition could be materially adversely affected.

                         Risks Inherent in Our Business

Since weather conditions may adversely affect demand for propane, fuel oil and other refined fuels, our results of operations and financial condition are vulnerable to warm winters

     Weather conditions have a significant impact on the demand for propane, fuel oil and other refined fuels for both heating and agricultural purposes. Many of our customers rely heavily on propane or fuel oil as a heating fuel. The volume of propane and fuel oil sold is at its highest during the six-month peak heating season of October through March and is directly affected by the severity of the winter. Typically, we sell approximately two-thirds of our retail propane volume and approximately three-fourths of our retail fuel oil volume during the peak heating season.

     Actual weather conditions can vary substantially from year to year, significantly affecting our financial performance. For example, temperatures nationwide averaged 1% colder than normal in fiscal year 2003 compared to 13% warmer than normal temperatures in fiscal year 2002 and 2% colder than normal in fiscal year 2001 as reported by the National Oceanic and Atmospheric Administration (NOAA). Nationwide average temperatures, as reported by NOAA, averaged 7% warmer than normal for the quarter ended December 27, 2003 compared to 2% colder than normal in the quarter ended December 28, 2002, or 9% warmer temperatures year-over-year. Furthermore, variations in weather in one or more regions in which we operate can significantly affect the total volume of propane, fuel oil and other refined fuels we sell and, consequently, our results of operations. Variations in the weather in the northeast, where we have a greater concentration of higher margin residential accounts and substantially all of our fuel oil operations, generally have a greater impact on our operations than variations in the weather in other markets. Our ability to pay distributions to unitholders and principal and interest on our indebtedness depends on the cash generated by our operating partnership. The operating partnership's financial performance is affected by weather conditions. As a result, we cannot assure you that the weather conditions in any quarter or year will not have a material adverse effect on our operations or that our available cash will be sufficient to pay distributions to unitholders and principal and interest on our indebtedness.

The risk of terrorism and political unrest in the Middle East may adversely affect the economy and the price and availability of propane, fuel oil and other refined fuels

     Terrorist attacks, such as the attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001, and political unrest in the Middle East may adversely impact the price and availability of propane, fuel oil and other refined fuels, as well as our results of operations, our ability to raise capital and our future growth. The impact that the foregoing may have on our industry in general, and on us in particular, is not known at this time. An act of terror could result in disruptions of crude oil or natural gas supplies and markets, the sources of propane and fuel oil, and our infrastructure facilities could be direct or indirect targets. Terrorist activity may also hinder our ability to transport propane, fuel oil and other refined fuels if our means of supply transportation, such as rail or pipeline, become damaged as a result of an attack. A lower level of economic activity could result in a decline in energy consumption, which could adversely affect our revenues or restrict our future growth. Instability in the financial markets as a result of terrorism could also affect our ability to raise capital. Terrorist activity could likely lead to increased volatility in prices for propane, fuel oil and other refined fuels. We have opted to purchase insurance coverage for terrorist activities within our property and casualty insurance programs. This additional coverage has resulted in additional insurance premiums.

Sudden increases in the price of propane, fuel oil and other refined fuels due to, among other things, our inability to obtain adequate supplies from our usual suppliers, may adversely affect our operating results

     Our profitability in the retail propane and refined fuels businesses is largely dependent on the difference between our product cost and retail sales price. Propane, fuel oil and other refined fuels are commodities, and the unit price we pay is subject to volatile changes in response to changes in supply or other market conditions over which we have no control, including the severity of winter weather and the price and availability of competing alternative energy sources, including natural gas. In general, product supply contracts permit suppliers to charge posted prices at the time of delivery or the current prices established at major supply points, including Mont Belvieu, Texas, and Conway, Kansas. In addition, our supply from our usual sources may be interrupted due to reasons that are beyond our control. As a result, the cost of acquiring propane, fuel oil and other refined fuels from other suppliers might be materially higher at least on a short-term basis. Since we may not be able to pass on to our customers immediately, or in full, all increases in our wholesale cost of propane, fuel oil and other refined fuels, these increases could reduce our profitability. We engage in transactions to hedge certain product costs from time to time in an attempt to reduce cost volatility and to help ensure availability of product during periods of short supply. We cannot assure you that future volatility in propane and refined fuel supply costs will not have a material adverse effect on our profitability and cash flow or our available cash required to pay distributions to unitholders and principal and interest on our indebtedness.

Because of the highly competitive nature of the retail propane and fuel oil businesses, we may not be able to retain existing customers or acquire new customers, which could have an adverse impact on our operating results and financial condition

     The retail propane and fuel oil industries are mature and highly competitive. We expect overall demand for propane to remain relatively constant over the next several years, while we expect the overall demand for fuel oil to be relatively flat to moderately declining during the same period. Year-to-year industry volumes of propane and fuel oil are expected to be primarily affected by weather patterns and from competition intensifying during warmer than normal winters.

     Propane and fuel oil compete in the alternative energy sources market with electricity, natural gas and other existing and future sources of energy, some of which are or may in the future be less costly for equivalent energy value. For example, natural gas is a significantly less expensive source of energy than propane and fuel oil. As a result, except for some industrial and commercial applications, propane and fuel oil are generally not economically competitive with natural gas in areas where natural gas pipelines already exist. The gradual expansion of the nation's natural gas distribution systems has made natural gas available in many areas that previously depended upon propane or fuel oil. Propane and fuel oil compete to a lesser extent with each other due to the cost of converting from one to the other.

     In addition to competing with other sources of energy, our propane and fuel oil businesses compete with other distributors principally on the basis of price, service, availability and portability. Competition in the retail propane business is highly fragmented and generally occurs on a local basis with other large full-service multi-state propane marketers, thousands of smaller local independent marketers and farm cooperatives. Our fuel oil business competes with fuel oil distributors offering a broad range of services and prices, from full service distributors to those offering delivery only. Generally, our existing fuel oil customers, unlike our existing propane customers, own their own tanks. As a result, the competition for these customers is more intense than in our propane business, where our existing customers seeking to switch distributors may face additional transition costs and delays.

     As a result of the highly competitive nature of the retail propane and fuel oil businesses, our growth within these industries depends on our ability to acquire other retail distributors, open new customer service centers, add new customers and retain existing customers. We believe our ability to compete effectively depends on reliability of service, responsiveness to customers and our ability to control expenses in order to maintain competitive prices.

We may not successfully implement our expansion strategy

     Our expansion strategy includes internal growth of our existing operations, including fostering the growth of related retail and service operations, as well as external growth through the acquisition of businesses to complement or supplement our core propane operations or to diversify into other energy-related businesses. We may not be able to fully implement this strategy or realize the anticipated results. Implementation of our expansion strategy may also be hindered by factors that are beyond our control, such as operating difficulties, increased operating costs, general economic conditions or increased competition for acquisition opportunities. Any material failure to implement this strategy could have an adverse effect on our business, financial condition and results of operations.

If we are unable to make acquisitions on economically acceptable terms or effectively integrate such acquisitions into our operations, our financial performance may be impacted

     The retail propane and fuel oil industries are mature. We foresee only limited growth in total retail demand for propane and flat to moderately declining retail demand for fuel oil. With respect to our retail propane business, because of long-standing customer relationships that are typical in our industry, the inconvenience of switching tanks and suppliers and propane's higher cost relative to other energy sources, such as natural gas, it may be difficult for us to acquire new retail propane customers except through acquisitions. As a result, we expect the success of our financial performance to depend in part upon our ability to acquire other retail propane and fuel oil distributors or other energy-related businesses and to successfully integrate them into our existing operations and to make cost saving changes. The competition for acquisitions is intense and we cannot assure you that we will be able to acquire other propane and fuel oil distributors or other energy-related businesses on economically acceptable terms. In addition, our ability to incur debt to finance acquisitions may be restricted by some of the covenants contained in our debt agreements.

     Energy efficiency, general economic conditions and technology advances have affected and may continue to affect demand for propane and fuel oil by our retail customers.

     The national trend toward increased conservation and technological advances, including installation of improved insulation and the development of more efficient furnaces and other heating devices, has adversely affected the demand for propane and fuel oil by our retail customers which, in turn, has resulted in lower sales volumes to our customers. In addition, recent economic conditions may lead to additional conservation by retail customers to further reduce their heating costs. Future technological advances in heating, conservation and energy generation may adversely affect our financial condition and results of operations.

     We may not be able to effectively integrate the Agway Energy business into our operations. We may be unable to realize, or to realize within any particular timeframe, the revenues, earnings, cost savings and other business synergies that we anticipate from the Acquisition, and the acquired business may not perform as expected for a variety of reasons, including:

     o difficulties in the integration of the operations, information systems and personnel;

     o    potential loss of customers and key employees; and

      o    unanticipated costs to integrate the assets and operations.

     In addition, management's attention and resources may be diverted during the integration. Any one or a combination of these factors may cause our revenues or earnings to be negatively impacted.

Our results of operations and financial condition may be adversely affected by governmental regulation and associated environmental and health and safety costs

     Our business is subject to a wide range of federal, state and local laws and regulations related to environmental and health and safety matters. We have implemented environmental and health and safety programs and policies designed to avoid potential liability and costs. For example, we are subject to regulations that cover the transportation of hazardous materials. We conduct ongoing training programs to help ensure that our operations are in compliance with these and other safety regulations. We maintain various permits that are necessary to operate some of our facilities, some of which are material to our operations. It is possible, however, that we will have increased costs due to stricter pollution control requirements or liabilities resulting from noncompliance with operating or other regulatory permits. New environmental and health and safety regulations might adversely impact our operations, storage and transportation of propane, fuel oil and other refined fuels. It is possible that material costs and liabilities will be incurred, including those relating to claims for damages to property and persons.

     The operations, properties and assets we acquired in the Acquisition, including fuel oil tanks and gas stations, are subject to extensive federal, state and local environmental laws and regulations including those concerning, among other things, the investigation and remediation of contaminated soil and groundwater, transportation of hazardous materials, and other matters relating to the protection of the environment and various health and safety matters. These requirements are complex, changing and tend to become more stringent over time. There can be no assurance that the acquired business has been or will be at all times in complete compliance with all such requirements or that we will not incur material costs or liabilities in the future relating to such requirements. Violations could result in penalties, or the curtailment or cessation of operations. To date, we believe the acquired business has not incurred significant costs in connection with compliance or remedial obligations required under environmental laws and regulations.

     In connection with the Acquisition, contamination or potential contamination was identified at a number of the acquired properties and will be investigated and remediated by us as required. Under the Purchase Agreement, Agway, Inc. has set aside $15.0 million from the total purchase price in a separate escrow account to fund certain future environmental remediation costs and expenses. We cannot predict whether this sum will be sufficient to address the known and unknown contamination at the acquired properties. Moreover, currently unknown environmental issues, such as the discovery of additional contamination, may result in significant additional expenditures, and potentially significant expenditures also could be required to comply with future changes to environmental laws and regulations or the interpretation or enforcement thereof. Such expenditures, if required, could have a material adverse effect on our business, financial condition or results of operations.

We are subject to operating hazards that could adversely affect our operating results to the extent not covered by insurance

     Our operations are subject to all operating hazards and risks normally associated with handling, storing and delivering combustible liquids such as propane, fuel oil and other refined fuels. As a result, we have been, and are likely to continue to be, a defendant in various legal proceedings arising in the ordinary course of business. We are self-insured for general, product, workers' compensation and automobile liabilities up to predetermined amounts above which third party insurance applies. We cannot guarantee that our insurance will be adequate to protect us from all material expenses related to potential future claims for personal injury and property damage or that these levels of insurance will be available at economical prices.

We are subject to litigation that is not covered by insurance and could adversely affect our operating results

     We are from time to time subject to litigation that is not covered by our existing insurance policies. At present, our operating partnership is a defendant in an action brought by Heritage Propane Partners, L.P. The court has entered an order setting this matter for trial beginning on October 4, 2004. We believe that the claims and proposed additional claims brought against our operating partnership are without merit and we are defending the action vigorously. However, we cannot predict the outcome of this or any other trial or, if the trial is before a jury, what verdict the jury ultimately may reach. As a consequence, this action, if adversely determined, could result in liability that is material to us. Tax treatment is dependent on partnership status

     Based on certain representations of our general partner and us, Cahill Gordon & Reindel LLP, our tax counsel, is of the opinion that, under current law, we will be classified as a partnership for federal income tax purposes. However, no ruling from the IRS as to this status has been or is expected to be requested. Instead, we are relying on the opinion of our tax counsel, which is not binding on the IRS.

     If, contrary to the opinion of our tax counsel, we were classified as an association taxable as a corporation for federal income tax purposes, we would be required to pay tax on our income at corporate tax rates (currently a 35% federal rate). Because a tax would be imposed upon us as an entity, the cash available for payments of interest to the holders of the exchange notes would be substantially reduced. Treatment of us as a taxable entity would cause a material reduction in the anticipated cash flow, likely causing a substantial reduction in the value of the exchange notes.

     We have not requested a ruling from the IRS with respect to our classification as a partnership for federal income tax purposes, whether our propane operations generate "qualifying income" under Section 7704 of the Internal Revenue Code or any other matter affecting us. Accordingly, the IRS may adopt positions that differ from the conclusions of our tax counsel expressed in this prospectus supplement or the positions taken by us. It may be necessary to resort to administrative or court proceedings in an effort to sustain some or all of our tax counsel's conclusions or the positions taken by us. A court may not concur with some or all of our conclusions. Any contest with the IRS may materially and adversely impact the market for the exchange notes and the prices at which they trade.

                      Risks Relating to the Exchange Notes

The level of our indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under these exchange notes

     We have now and, after the exchange offering, will continue to have a significant amount of indebtedness. On December 27, 2003, we had total indebtedness of approximately $558.8 million (of which $175.0 million consisted of the outstanding notes and the balance consisted primarily of senior debt of our subsidiaries).

     The level of our indebtedness could have important consequences to you. For example, it could:

     o make it more difficult for us to satisfy our obligations with respect to these exchange notes;

     o increase our vulnerability to general adverse economic and industry conditions;

     o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general partnership purposes;

     o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

     o place us at a competitive disadvantage compared to our competitors that have less debt; and

     o    limit our ability to borrow additional funds.

     In addition, the indenture and the operating partnership's debt agreements contain financial and other restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

     Despite current indebtedness levels, we and our subsidiaries may still be able to incur more debt, which could further exacerbate the risks associated with our substantial leverage.

     We and our subsidiaries may be able to incur additional indebtedness in the future. The terms of the indenture and our other debt agreements do not fully prohibit us or our subsidiaries from doing so. As of December 27, 2003, the operating partnership's revolving credit facility would permit additional borrowing of up to $93.4 million. If new debt is added to our and our subsidiaries' current debt levels, the related risks that we and they now face could intensify.

We will require a significant amount of cash to service our indebtedness, and our ability to generate cash depends on many factors beyond our control

     Our ability to make payments on and to refinance our indebtedness, including these exchange notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general weather, economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

     Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under the operating partnership's revolving credit facility, will be adequate to meet our future liquidity needs for the foreseeable future.

     We cannot assure you, however, that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under the operating partnership's revolving credit facility in an amount sufficient to enable us to pay our indebtedness, including these exchange notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including these exchange notes on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including these exchange notes or the operating partnership's revolving credit facility or senior notes, on commercially reasonable terms or at all.

These exchange notes will be effectively subordinated to the debts of our subsidiaries

     We derive substantially all of our revenue and cash flow from the operating partnership and its subsidiaries. Neither the operating partnership nor any of its subsidiaries will guarantee the exchange notes. Creditors of our subsidiaries (including trade creditors) will generally be entitled to payment from the assets of those subsidiaries before those assets can be distributed to us. As a result, these exchange notes will effectively be subordinated to the prior payment of all of the debts (including trade payables) of our subsidiaries, including the operating partnership's revolving credit facility and existing senior notes.

     As of December 27, 2003, our subsidiaries had an aggregate of approximately $383.8 million of total indebtedness and approximately $307.0 million of trade payables and other liabilities. Further, approximately $93.4 million was available to our subsidiaries for additional borrowing under the operating partnership's revolving credit facility. We cannot assure you that our subsidiaries that have their debt accelerated will be able to repay such indebtedness. We can also not assure you that our assets and our subsidiaries' assets will be sufficient to fully repay these notes and our other indebtedness.

We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the exchange notes

     Although substantially all of our business is conducted through our subsidiaries, none of our subsidiaries is obligated to make funds available to us for payment on the exchange notes. Accordingly, our ability to make payments on the exchange notes is dependent on the earnings and the distribution of funds from our subsidiaries. The terms of the operating partnership's revolving credit facility, senior notes due 2011 and senior notes due 2012 contain financial covenants that, if not met, could restrict the operating partnership and its subsidiaries from paying dividends and otherwise transferring assets to us. If a default exists under these debt agreements, including the maintenance of specified financial covenants, these debt agreements will prohibit distributions to us. Furthermore, our subsidiaries will be permitted under the terms of the indenture to incur additional indebtedness that may severely restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on these exchange notes when due.

We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture

     Upon the occurrence of certain specific kinds of change of control events, we will be required to offer to repurchase all outstanding exchange notes at 101% of the principal amount thereof plus accrued and unpaid interest and liquidated damages, if any, to the date of repurchase. However, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of exchange notes or that restrictions in our debt agreements will not allow such repurchases. In addition, certain important corporate events, such as leveraged recapitalizations that would increase the level of our indebtedness, would not constitute a "Change of Control" under the indenture. See "Description of Notes--Repurchase at the Option of Holders."

Since we are a limited partnership, you may not be able to pursue legal claims against Suburban Propane in U.S. federal courts

     Suburban Propane is a limited partnership organized under the laws of the state of Delaware. Under the rules of federal civil procedure, you may not be able to sue us in federal court because of lack of complete diversity. Case law applying diversity jurisdiction deems us to have the citizenship of each of our limited partners. Because we are a publicly traded limited partnership, it may be impracticable for you to attempt to sue us in a federal court because, for practical purposes, we have citizenship in all 50 U.S. states. Accordingly, you will be limited to bring any claims in state court. The indenture and exchange and registration rights agreement are governed by New York law, and we have operations in 35 U.S. states, including New York. In addition, Suburban Energy Finance Corp., our corporate co-issuer for the notes, has only nominal assets and no operations. While you may be able to sue the corporate co-issuer in federal court, you are not likely to be able to realize on any judgment rendered against it.

If an active trading market does not develop for these exchange notes you may not be able to resell them

     There is currently no established trading market for the exchange notes. We do not intend to list the exchange notes on any national securities exchange or seek the admission of the exchange notes for quotation through the National Association of Securities Dealers Automated Quotation System. The liquidity of the trading market for the exchange notes will depend in part on the level of participation of the holders of the outstanding notes in the exchange offer. The greater the participation in the exchange offer, the greater the liquidity of the trading market for the exchange notes and the less the liquidity of the trading market for the outstanding notes not tendered during this exchange offer. We do not know how many holders of our outstanding notes will accept this exchange offer and, therefore, do not know what principal amount of exchange notes will be issued. As a result, we cannot assure you that any market for the exchange notes will develop, or, if one does develop, that it wil be maintained. If an active market for the exchange notes fails to develop, or be maintained, the trading price and liquidity of the exchange notes could be adversely affected.

If you fail to exchange your outstanding notes by properly tendering them in the exchange offer, your outstanding notes will continue to be restricted securities and may have reduced liquidity

     Because we anticipate that most holders of outstanding notes will elect to exchange their outstanding notes, we expect that the liquidity of the market for any outstanding notes remaining after the completion of the exchange offer may be substantially limited. Any outstanding note tendered and exchanged in the exchange offer will reduce the aggregate principal amount of the outstanding notes left outstanding. Following the exchange offer, if you did not tender your outstanding notes you generally will not have any further registration rights and your outstanding notes will continue to be subject to transfer restrictions. Accordingly, the liquidity of the market for any outstanding notes could be adversely affected.

     Outstanding notes which you do not tender or we do not accept will, following the exchange offer, continue to be restricted securities. You may not offer or sell untendered outstanding notes except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We will issue exchange notes in exchange for the outstanding notes pursuant to the exchange offer only following the satisfaction of procedures and conditions described elsewhere in this prospectus. These procedures and conditions include timely receipt by the exchange agent of the outstanding notes and of a properly completed and duly executed letter of transmittal.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the exchange offer. The exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement entered into for the benefit of the holders of outstanding notes in connection with the initial private placement of the outstanding notes. In consideration for issuing the exchange notes, we will receive outstanding notes of like principal amount, the terms of which are substantially identical in all material respects to the exchange notes. The issuance of exchange notes in exchange for outstanding notes will not result in a repayment of our outstanding indebtedness which is presently evidenced by the outstanding notes. The outstanding notes surrendered in exchange for exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any increase or change in the amount of our indebtedness. We have agreed to pay the expenses of the exchange offer.

     The net proceeds that we received from the sale of the outstanding notes on December 23, 2003 were approximately $170.2 million after deducting the underwriting discount. A portion of the net proceeds from such sale, along with the proceeds from our December 2003 issuance of 2,990,000 common units, was used to fund the purchase price for the Acquisition.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 27, 2003. This table should be read in conjunction with the consolidated financial statements and the notes thereto incorporated by reference in this prospectus. December 27, 2003

Cash...........................................................      $52,646
                                                                   =========
Liabilities:
     Revolving credit facility(a)..............................           --
     Outstanding 6 7/8% senior notes due 2013..................      175,000
     7.54% senior notes due 2011...............................      340,000
     7.37% senior notes due 2012...............................       42,500
     Note payable and other debt...............................        1,325
                                                                   ---------
   Total debt..................................................      558,825
   Less current portion........................................       42,910
                                                                   ---------
   Total long-term debt........................................      515,915
Partners' Capital:
   Common unitholders..........................................      260,563
   General partner.............................................        1,634
   Deferred compensation.......................................      (5,954)
   Common units held in trust, at cost.........................        5,954
   Unearned compensation.......................................      (5,378)
   Accumulated other comprehensive (loss)......................     (78,641)
                                                                   ---------
   Total partners' capital.....................................      178,178
                                                                   ---------
     Total capitalization......................................     $737,003
                                                                   =========
____________________

(a) Our revolving credit facility, which matures on May 31, 2006, provides for a $75.0 million working capital facility and a $25.0 million acquisition facility. As of March 1, 2004, we had no outstanding borrowings under the revolving credit facility.

                   SUBURBAN SELECTED FINANCIAL AND OTHER DATA

     The following financial data of Suburban, insofar as it relates to each of the fiscal years 1999 through 2003, has been derived from audited consolidated financial statements, including the consolidated balance sheets at September 27, 2003 and September 28, 2002 and the related consolidated statements of operations and of cash flows for the years ended September 27, 2003, September 28, 2002 and September 29, 2001 and the notes thereto incorporated by reference in this prospectus. The data for the three months ended December 27, 2003 and December 28, 2002 has been derived from unaudited condensed consolidated financial statements also incorporated by reference in this prospectus and which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the unaudited interim periods. This three month data is not necessarily indicative of the results that can be expected for a full year.


                                                                (Amounts in thousands, except per unit amounts)

                                                                                                    Fiscal
                                                               Year Ended (a)                    Quarter Ended

                                         -----------------------------------------------------   ---------------
                                         Sept. 25, Sept. 30,   Sept. 29,   Sept. 28,  Sept. 27,  Dec. 28, Dec. 27,
                                         1999      2000(b)     2001        2002       2003(c)    2002(c)  2003(d)
                                         ----      -------     ----        ----       ----       ----     -------

Statement of Operations Data


Revenues............................     $620,207  $841,304     $931,536   $665,105   $766,798 $199,588  $221,111
Costs and expenses..................      547,579   770,332      838,055    582,321    686,781  167,348   191,226
Recapitalization costs(e)...........       18,903     --           --         --         --       --        --
Gain on sale of assets..............         --      10,328        --         --         --       --        --
Gain on sale of storage facility....         --       --           --         6,768      --       --        --
Income before interest expense and
 provision for income taxes(f)......       53,725    81,300      93,481      89,552     80,017   32,240    29,885
Interest expense, net...............       31,218    42,534      39,596      35,325     33,629    8,856     9,711
Provision for income taxes..........           68       234         375         703        202      130        83
Income from continuing operations(f)       22,439    38,532      53,510      53,524     46,186   23,254    20,091
Discontinued operations:
 Gain on sale of customer service
   centers(g).......................         --       --           --         --         2,483    --         --
Net income(f).......................       22,439    38,532      53,510      53,524     48,669   23,254    20,091
Income from continuing operations per
 common unit--basic.................         0.83      1.70        2.14       2.12       1.78     0.92       0.71
Net income per common unit--basic(h)         0.83      1.70        2.14       2.12       1.87     0.92       0.71
Net income per common unit--diluted(h)       0.83      1.70        2.14       2.12       1.86     0.92       0.71
Cash distributions declared per unit        $2.03     $2.11       $2.20      $2.28      $2.33  $0.5750  $  0.5875

Balance Sheet Data (end of period)

Cash and cash equivalents...........     $  8,392  $ 11,645    $ 36,494   $ 40,955   $ 15,765  $ 32,181 $  52,646
Current assets......................       78,637   122,160     124,339    116,789      98,912  146,166   288,880
Total assets........................      659,220   771,116     723,006    700,146     665,630  725,870 1,044,005
Current liabilities, excluding current
 portion of long-term borrowings....       99,953   124,585     119,196     98,606      94,802  114,266   199,394
Total debt..........................      430,687   524,095     473,177    472,769     383,826  472,706   558,825
Other long-term liabilities.........       60,194    60,607      71,684    109,485     102,924  110,729   107,608
Partners' capital--Common Unitholders      66,342    58,474     105,549    103,680     165,950  113,409   260,563
Partner's capital--General Partner..     $  2,044  $  1,866    $  1,888   $  1,924   $   1,567 $  2,145 $   1,634

Statement of Cash Flows Data

Cash provided by/(used in):
 Operating activities...............     $ 81,758  $ 59,467    $101,838   $ 68,775   $  57,300 $  8,378 $  11,561
 Investing activities...............      (12,241)  (99,067)    (17,907)    (6,851)    (4,859)   (2,561) (214,995)
 Financing activities...............    $(120,944) $ 42,853    $(59,082)  $(57,463)  $(77,631) $(14,591)$ 240,315




                                      -18-




Other Data

Depreciation and amortization(i)....     $ 34,453 $  37,032     $ 36,496  $  28,355  $  27,520 $ 6,973  $  7,229
EBITDA(j)...........................       88,178   118,332      129,977    117,907    110,020  39,213     37,114
Capital expenditures(k):
 Maintenance and growth.............       11,033    21,250       23,218     17,464     14,050   3,254      5,164
 Acquisitions.......................     $  4,768 $  98,012     $   --    $    --    $    --   $   --   $ 209,976
 Ratio of earnings to fixed charges(l)      1.58x     1.79x        2.13x      2.23x      2.33x   3.13x      2.73x
 Retail propane gallons sold.........     524,276   523,975      524,728    455,988    491,451  139,934   131,917


(a) Our 2000 fiscal year contained 53 weeks. All other fiscal years contained 52 weeks.

(b) Includes the results from the November 1999 acquisition of certain subsidiaries of SCANA Corporation, accounted for under the purchase method, from the date of acquisition.

(c) Includes reclassifications to remove, from continuing operations, the financial results of ten customer service centers sold in the second quarter of fiscal year 2004.

(d) Includes the results from the December 23, 2003 acquisition of substantially all of the assets and operations of Agway Energy, accounted for under the purchase method, from the date of the acquisition.

(e) We incurred expenses of $18.9 million in connection with the recapitalization transaction described in Note 1 to the consolidated financial statements incorporated by reference in this prospectus. These expenses included $7.6 million representing cash expenses and $11.3 million representing non-cash charges associated with the accelerated vesting of restricted common units.

(f) These amounts include, in addition to the gain on sale of assets and the gain on sale of storage facility, gains from the disposal of property, plant and equipment of $0.6 million for fiscal year 1999, $1.0 million for fiscal year 2000, $3.8 million for fiscal year 2001, $0.5 million for fiscal year 2002, $0.6 million for fiscal year 2003, $0.3 million for the first quarter ended December 28, 2002 and $0.1 million for the first quarter ended December 27, 2003.

(g) Gain on sale of customer service centers consists of nine customer service centers we sold during fiscal year 2003 for total cash proceeds of approximately $7.2 million. We recorded a gain on sale of approximately $2.5 million, which has been accounted for within discontinued operations pursuant to SFAS No. 144. Prior period results of operations attributable to these nine customer service centers were not significant and, as such, prior period results have not been reclassified to remove financial results from continuing operations.

(h) Basic net income per limited partner unit is computed by dividing net income, after deducting our general partner's approximate 2.50% interest, by the weighted average number of outstanding common units. Diluted net income per limited partner unit is computed by dividing net income, after deducting our general partner's approximate 2.50% interest, by the weighted average number of outstanding common units and time vested restricted units granted under our 2000 Restricted Unit Plan.

(i) Depreciation and amortization expense for the year ended September 28, 2002 reflects the early adoption of SFAS No. 142 as of September 30, 2001 (the beginning of our 2002 fiscal year). SFAS No. 142 eliminated the requirement to amortize goodwill and certain intangible assets. Amortization expense for the year ended September 28, 2002 reflects approximately $7.4 million lower amortization expense compared to the year ended September 29, 2001 as a result of the elimination of amortization expense associated with goodwill.

(j) EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our common units. Moreover, our existing senior note agreements and our revolving credit agreement require us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under GAAP and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA, as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities (amounts in thousands):


                                                                                                      Fiscal
                                                               Year Ended (a)                    Quarter Ended
                                         ----------------------------------------------------- -----------------
                                         Sept. 25, Sept. 30,   Sept. 29,  Sept. 28,  Sept. 27, Dec. 28, Dec. 27,
                                         1999      2000(b)     2001       2002       2003(c)   2002(c)  2003(d)
                                         ----      -------     ----       ----       -------   -------  -------

Net income..........................    $  22,439 $ 38,532     $ 53,510   $ 53,524   $ 48,669 $ 23,254  $  20,091
Add:
 Provision for income taxes.........           68      234          375        703        202      130        83
 Interest expense, net..............       31,218   42,534       39,596     35,325     33,629    8,856      9,711
 Depreciation and amortization......       34,453   37,032       36,496     28,355     27,520    6,973      7,229

EBITDA..............................       88,178  118,332      129,977    117,907    110,020   39,213     37,114

Add/(subtract):
 Provision for income taxes.........          (68)    (234)        (375)      (703)      (202)    (130)       (83)
 Interest expense, net..............      (31,218) (42,534)     (39,596)   (35,325)   (33,629)  (8,856)    (9,711)


                                      -19-

 Gain on disposal of property, plant and
  equipment, net....................         (578) (11,313)      (3,843)      (546)      (636)   (346)        (82)
 Gain on sale of customer service centers     --       --          --         --       (2,483)     --        --
 Gain on sale of storage facility...          --       --          --       (6,768)       --       --        --
 Changes in working capital and other
  assets and liabilities............       25,444   (4,784)      15,675     (5,790)   (15,770)(21,503)    (15,677)

Net cash provided by operating
  activities                            $  81,758 $ 59,467     $101,838   $ 68,775   $ 57,300 $ 8,378   $  11,561

Net cash used in investing activities   $ (12,241)$(99,067)    $(17,907)  $ (6,851)  $ (4,859)$(2,561)  $(214,995)

Net cash (used in) provided by financing
  activities                            $(120,944)$ 42,853     $(59,082)  $(57,463)  $(77,631)$(14,591)  $240,315


(k) Our capital expenditures fall generally into three categories: (i) maintenance expenditures, which include expenditures for repair and replacement of property, plant and equipment, (ii) growth capital expenditures, which include new propane tanks and other equipment to facilitate expansion of our customer base and operating capacity; and (iii) acquisition capital expenditures, which include expenditures related to the acquisition of propane and other retail operations and a portion of the purchase price allocated to intangibles associated with such acquired businesses.

(l) For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses on operating leases that management considers to be a reasonable approximation of interest.

                               THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

     The following is a summary of the exchange and registration rights agreement. It does not purport to be complete and it does not contain all of the information you might find useful. For further information you should read the exchange and registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is intended to satisfy certain of our obligations under the exchange and registration rights agreement.

     Exchange Offer Registration Statement. Suburban Propane Partners, L.P. and Suburban Energy Finance Corp. issued the outstanding notes on December 23, 2003. The initial purchasers have advised us that they subsequently resold the outstanding notes to "qualified institutional buyers" in reliance on Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. As a condition to the offering of the outstanding notes, we entered into an exchange and registration rights agreement dated December 23, 2003, pursuant to which we agreed, subject to certain circumstances, for the benefit of all holders of the outstanding notes, at our own expense, to do the following, unless the exchange offer would not be permitted by applicable law or SEC policy:

          (1) to file the registration statement of which this prospectus is a part with the SEC on or prior to 90 days after the issue date of the outstanding notes,

          (2) to use all commercially reasonable efforts to cause the registration statement to be declared effective by the SEC on or prior to 180 days after the issue date of the outstanding notes,

          (3) to use all commercially reasonable efforts to commence the exchange offer and to issue on or prior to 30 business days, or longer, if required by the federal securities laws, after the date on which the exchange offer registration statement was declared effective by the SEC, exchange notes in exchange for all notes tendered prior thereto in the exchange offer, and

          (4) if obligated to file a shelf registration statement, to use all commercially reasonable efforts to file the shelf registration statement with the SEC on or prior to 60 days after such filing obligation arises and to cause the shelf registration statement to be declared effective by the SEC on or prior to 150 days after such obligation arises.

     Further, we agreed to keep the exchange offer open for acceptance for not less than the minimum period required under applicable Federal and state securities laws. For each outstanding note validly tendered pursuant to the exchange offer and not withdrawn, the holder of the outstanding note will receive an exchange note having a principal amount equal to that of the tendered outstanding note. Interest on each exchange note will accrue from the last date on which interest was paid on the tendered outstanding note in exchange therefor or, if no interest was paid on such outstanding note, from the issue date of the outstanding notes.

     Transferability. Suburban Propane Partners, L.P. and Suburban Energy Finance Corp. issued the outstanding notes in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws. Accordingly, the outstanding notes may not be offered or sold in the United States unless registered or pursuant to an applicable exemption under the Securities Act and applicable state securities laws. Based on no-action letters issued by the staff of the SEC with respect to similar transactions with third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by holders of notes who are not our affiliates without further compliance with the registration and prospectus delivery requirements of the Securities Act, provided that:

          (1) any exchange notes to be received by the holder were acquired in the ordinary course of the holder's business;

          (2) at the time of the commencement of the exchange offer the holder has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes; and

          (3) the holder is not an "affiliate" of ours, as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

     However, we have not sought a no-action letter with respect to the exchange offer and we cannot assure you that the staff of the SEC would make a similar determination with respect to the exchange offer. Any holder who tenders his outstanding notes in the exchange offer with any intention of participating in a distribution of exchange notes or is an affiliate of ours (1) cannot rely on the interpretation by the staff of the SEC, (2) will not be able to validly tender outstanding notes in the exchange offer and (3) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transactions.

     In addition, each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is acting in the capacity of an "underwriter" within the meaning of Section 2(11) of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. Pursuant to the exchange and registration rights agreement, we agreed to make this prospectus available to any such broker-dealer for use in connection with any such resale.

     Shelf Registration Statement. We will, at our cost, (a) use all commercially reasonable efforts to file with the SEC a shelf registration statement covering resales of the outstanding notes on or prior to 60 days after the date we become obligated to file the shelf registration statement, (b) use all commercially reasonable efforts to cause the shelf registration statement to be declared effective under the Securities Act on or prior to 150 days after the obligation to file such shelf registration statement arises and (c) use all commercially reasonable efforts to keep the shelf registration statement continually effective to ensure that it is available for resales of notes by the holders of transfer restricted notes for a period ending on the earlier of the second anniversary of the closing date of the initial private offering of the outstanding notes (or such lesser restrictive period as is then permitted by the applicable federal securities laws) or such time as there are no longer any registrable securities outstanding, if:

          (1) because of any changes in law, SEC rules or regulations or applicable interpretations thereof by the staff of the SEC, we are not permitted to file or effect the exchange offer,

          (2) the exchange offer has not been completed within 180 days plus 30 business days following the date of the issuance of the outstanding notes, or

          (3) any holder of outstanding notes notifies us prior to the 20th day following the consummation of the exchange offer that such holder (x) is prohibited by law or SEC policy from participating in the exchange offer,
     (y) may not resell the exchange notes without delivering a prospectus and the prospectus contained in the exchange registration statement is not appropriate or available for such resales or (z) is a broker-dealer and owns exchange notes acquired directly from us or an affiliate of ours.

     We will, in the event of the filing of the shelf registration statement, provide to each holder of the outstanding notes copies of the prospectus which is a part of the shelf registration statement, notify each such holder when the shelf registration statement for the outstanding notes has become effective and take certain other action as is required to permit unrestricted resales of the outstanding notes. A holder of outstanding notes who sells such outstanding notes pursuant to the shelf registration statement generally will (1) be required to be named as a selling security holder in the related prospectus, (2) be required to deliver the prospectus to purchasers, (3) be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and (4) be bound by the provisions of the exchange and registration rights agreement which are applicable to the holder (including certain indemnification obligations). In addition, each holder of the outstanding notes will be required to deliver information to be used in connection with the shelf registration statement and to provide comments on the shelf registration statement as set forth in the exchange and registration rights agreement in order to have their outstanding notes included in the shelf registration statement and to benefit from the provisions regarding liquidated damages.

     Liquidated Damages. We will pay liquidated damages in respect of the outstanding notes (for each outstanding note which has not been exchanged in the exchange offer) as described below if:

          (1) we fail to file any of the registration statements required by the exchange and registration rights agreement on or before the date specified for such filing,

          (2) any of such registration statements is not declared effective by the SEC on or prior to the date specified for such effectiveness,

          (3) we fail to consummate the exchange offer within 30 business days of the effectiveness date with respect to the exchange offer registration statement, or

          (4) the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with the exchange offer or resales of outstanding notes, as the case may be, during the periods specified in the exchange and registration rights agreement, subject to certain exceptions.

     Each such event referred to in clauses (1) through (4) above is a registration default. We will pay liquidated damages to each holder of outstanding notes with respect to the first 90-day period (or portion thereof) while a registration default is continuing immediately following the occurrence of such registration default in an amount equal to a per week rate of $0.05 per $1,000 principal amount of the outstanding notes. The amount of liquidated damages will increase by an additional per week rate of $0.05 per $1,000 principal amount of the outstanding notes with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum amount of a per week rate of $0.20 per $1,000 principal amount of the outstanding notes. Liquidated damages with respect to outstanding notes may not accrue at any one time under more than one registration default listed in clauses (1) through (4) above. Following the cure of a particular registration default, the accrual of liquidated damages with respect to such registration default will cease.

Terms of the Exchange Offer

     Upon satisfaction or waiver of all the conditions of the exchange offer, we will accept any and all outstanding notes properly tendered and not withdrawn prior to the expiration date and will issue the exchange notes promptly after acceptance of the outstanding notes. See "--Conditions to the Exchange Offer" and "--Procedures for Tendering Outstanding Notes." We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes accepted in the exchange offer. As of the date of this prospectus, $175,000,000 aggregate principal amount of the 6 7/8% senior notes due 2013 are outstanding. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in integral multiples of $1,000.

     The exchange notes are substantially identical to the outstanding notes except that the exchange notes will not contain certain transfer restrictions, registration rights and liquidated damages provisions. The issuance of exchange notes in exchange for outstanding notes pursuant to the exchange offer will not result in a repayment of our indebtedness which is presently evidenced by the outstanding notes. The exchange notes will evidence the same debt as the outstanding notes and will be issued pursuant to, and entitled to the benefits of, the indenture pursuant to which the outstanding notes were issued and will be deemed one issue of notes, together with any outstanding notes which remain outstanding after the exchange offer.

     This prospectus, together with the letter of transmittal, is being sent to all registered holders and to others believed to have beneficial interests in the outstanding notes. Holders of outstanding notes do not have any appraisal or dissenters' rights under the indenture in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

     For purposes of the exchange offer, we will be deemed to have accepted validly tendered outstanding notes when, and as if, we have given oral or written notice thereof to the exchange agent. The exchange agent will act as our agent for the purpose of distributing the exchange notes from us to the tendering holders. If we do not accept any tendered outstanding notes because of an invalid tender, the occurrence of certain other events set forth in this prospectus or otherwise, we will return the unaccepted outstanding notes, without expense, to the tendering holder thereof as promptly as practicable after the expiration date.

     Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, except as set forth below under "--Transfer Taxes," transfer taxes with respect to the exchange of outstanding notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See "--Fees and Expenses."

Expiration Date; Extensions; Amendments

     The term "expiration date" shall mean 5:00 p.m., New York City time, on , 2004, unless we, in our sole discretion, extend the exchange offer, in which case the term "expiration date" shall mean the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent by oral or written notice and each registered holder by means of press release or other public announcement of any extension, in each case, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We reserve the right, in our sole discretion, (1) to delay accepting any outstanding notes, (2) to extend the exchange offer, (3) to terminate the exchange offer if the conditions set forth below under "--Conditions to the Exchange Offer" shall not have been satisfied, or (4) to amend the terms of the exchange offer in any manner. We will notify the exchange agent of any delay, extension, termination or amendment by oral or written notice. We will additionally notify each registered holder of any amendment by means of press release or other public announcement. We will give to the exchange agent written confirmation of any oral notice.

Exchange Date

     As soon as practicable after the close of the exchange offer we will accept for exchange all outstanding notes properly tendered and not validly withdrawn prior to 5:00 p.m., New York City time, on the expiration date in accordance with the terms of this prospectus and the letters of transmittal.

Conditions to the Exchange Offer

     Notwithstanding any other provisions of the exchange offer, and subject to our obligations under the exchange and registration rights agreement, we (i) shall not be required to accept any outstanding notes for exchange, (ii) shall not be required to issue exchange notes in exchange for any outstanding notes and (iii) may terminate or amend the exchange offer unless, at any time before the acceptance of such exchange notes for exchange:

          (1) the exchange offer or the making of any exchange by a holder, does not violate applicable law or any applicable interpretation of the staff of the SEC,

          (2) the due tendering of outstanding notes is in accordance with the exchange offer,

          (3) each holder of outstanding notes exchanged in the exchange offer shall have represented that (a) any exchange notes acquired in exchange for outstanding notes tendered are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such recipient is such holder itself, (b) neither such holder nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder is engaging in or intends to engage in a distribution of the exchange notes, (c) if such holder is not a broker-dealer, at the time of the consummation of the exchange offer neither such holder nor, to the actual knowledge of such holder, any other person receiving exchange notes from such holder has an arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the federal securities laws, (d) neither such holder nor, to the actual knowledge of such holder, any other person is an affiliate (as defined by the federal securities laws) of ours or, if it is an affiliate of ours, it will comply with the registration and prospectus delivery requirements of the federal securities laws to the extent applicable and will provide certain information to be included in any shelf registration statement filed pursuant to the exchange and registration rights agreement dated December 23, 2003 entered into by us for the benefit of all holders of the outstanding notes, in order to have such holder's outstanding notes included in such shelf registration statement and benefit from the liquidated damages provisions of the exchange and registration rights agreement, and (e) if such holder is a broker-dealer, such holder has acquired the outstanding notes as a result of market-making activities or other trading activities and that it will comply with the applicable provisions of the federal securities laws, including the prospectus deliver requirements,

          (4) no action or proceeding shall have been instituted or threatened in any court or by any governmental agency with respect to the exchange offer which might materially impair the ability of us to proceed with the exchange offer, and no material adverse development shall have occurred in any existing action or proceeding with respect to us

          (5) we have obtained all governmental approvals which we deem necessary for the consummation of the exchange offer, and

          (6) each holder of outstanding notes shall not have delivered notice to us prior to 90 days after the issue date of the outstanding notes with respect to the exchange registration statement that it is a restricted holder.

     The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at any time and from time to time in our sole discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     In addition, we will not accept for exchange any outstanding notes tendered, and no exchange notes will be issued in exchange for any such outstanding notes if at such time any stop order shall be threatened by the SEC or be in effect with respect to the registration statement of which this prospectus is a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

     The exchange offer is not conditioned on any minimum aggregate principal amount of outstanding notes being tendered for exchange.

Consequences of Failure to Exchange

     Any outstanding notes not tendered pursuant to the exchange offer will remain outstanding and continue to accrue interest. The outstanding notes will remain "restricted securities" within the meaning of the Securities Act. Accordingly, prior to the date that is two years after the later of the issue date of the outstanding notes and the last date on which we or any of our affiliates was the owner of the outstanding notes, the outstanding notes may be resold only (1) to us, (2) to a person who the seller reasonably believes is a "qualified institutional buyer" purchasing for its own account or for the account of another "qualified institutional buyer" in compliance with the resale limitations of Rule 144A, (3) to an "institutional accredited investor" that, prior to the transfer, furnishes to the trustee a written certification containing certain representations and agreements relating to the restrictions on transfer of the notes (the form of this letter can be obtained from the trustee), (4) pursuant to the limitations on resale provided by Rule 144 under the Securities Act, (5) pursuant to the resale provisions of Rule 904 of Regulation S under the Securities Act, (6) pursuant to an effective registration statement under the Securities Act, or (7) pursuant to any other available exemption from the registration requirements of the Securities Act, subject in each of the foregoing cases to compliance with applicable state securities laws. As a result, the liquidity of the market for non-tendered outstanding notes could be adversely affected upon completion of the exchange offer. The foregoing restrictions on resale will no longer apply after the second anniversary of the issue date of the outstanding notes or the purchase of the outstanding notes from us or our affiliate.

Fees and Expenses

     We will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. The principal solicitation is being made by mail; however, additional solicitations may be made in person or by telephone by our officers and employees.

     Expenses incurred in connection with the exchange offer will be paid by us. Such expenses include, among others, the fees and expenses of the trustee and the exchange agent, accounting and legal fees, printing costs and other miscellaneous fees and expenses.

Accounting Treatment

     We will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will amortize the expenses of the exchange offer as additional interest expense over the term of the exchange notes.

Procedures for Tendering Outstanding Notes

     The tender of outstanding notes pursuant to any of the procedures set forth in this prospectus and in the letter of transmittal will constitute a binding agreement between the tendering holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. The tender of outstanding notes will constitute an agreement to deliver good and marketable title to all tendered outstanding notes prior to the expiration date free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

     Except as provided in "--Guaranteed Delivery Procedures," unless the outstanding notes being tendered are deposited by you with the exchange agent prior to the expiration date and are accompanied by a properly completed and duly executed letter of transmittal, we may, at our option, reject the tender. Issuance of exchange notes will be made only against deposit of tendered outstanding notes and delivery of all other required documents. Notwithstanding the foregoing, DTC participants tendering through its Automated Tender Offer

Program ("ATOP") will be deemed to have made valid delivery where the exchange agent receives an agent's message prior to the expiration date.

     Accordingly, to properly tender outstanding notes, the following procedures must be followed:

     Notes held through a Custodian. Each beneficial owner holding outstanding notes through a DTC participant must instruct the DTC participant to cause its outstanding notes to be tendered in accordance with the procedures set forth in this prospectus.

     Notes held through DTC. Pursuant to an authorization given by DTC to the DTC participants, each DTC participant holding outstanding notes through DTC must (1) electronically transmit its acceptance through ATOP, and DTC will then edit and verify the acceptance, execute a book-entry delivery to the exchange agent's account at DTC and send an agent's message to the exchange agent for its acceptance, or (2) comply with the guaranteed delivery procedures set forth below and in a notice of guaranteed delivery. See "--Guaranteed Delivery Procedures--Notes held through DTC."

     The exchange agent will (promptly after the date of this prospectus) establish accounts at DTC for purposes of the exchange offer with respect to outstanding notes held through DTC. Any financial institution that is a DTC participant may make book-entry delivery of interests in outstanding notes into the exchange agent's account through ATOP. However, although delivery of interests in the outstanding notes may be effected through book-entry transfer into the exchange agent's account through ATOP, an agent's message in connection with such book-entry transfer, and any other required documents, must be, in any case, transmitted to and received by the exchange agent at its address set forth under "--Exchange Agent," or the guaranteed delivery procedures set forth below must be complied with, in each case, prior to the expiration date. Delivery of documents to DTC does not constitute delivery to the exchange agent. The confirmation of a book-entry transfer into the exchange agent's account at DTC as described above is referred to herein as a "Book-Entry Confirmation."

     The term "agent's message" means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each DTC participant tendering through ATOP that such DTC participants have received a letter of transmittal and agree to be bound by the terms of the letter of transmittal and that we may enforce such agreement against such DTC participants.

     Cede & Co., as the holder of the global note, will tender a portion of each global note equal to the aggregate principal amount due at the stated maturity for which instructions to tender are given by DTC participants.

     By tendering, each holder and each DTC participant will represent to us that, among other things, (1) it is not our affiliate, (2) it is not a broker-dealer tendering outstanding notes acquired directly from us for its own account, (3) it is acquiring the exchange notes in its ordinary course of business and (4) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

     In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of
Section 2(11) of the Securities Act. See "Plan of Distribution."

     We will not accept any alternative, conditional, irregular or contingent tenders (unless waived by us). By executing a letter of transmittal or transmitting an acceptance through ATOP, as the case may be, each tendering holder waives any right to receive any notice of the acceptance for purchase of its outstanding notes.

     We will resolve all questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered outstanding notes, and such determination will be final and binding. We reserve the absolute right to reject any or all tenders that are not in proper form or the acceptance of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any condition to the exchange offer and any irregularities or conditions of tender as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer (including the instructions in the letter of transmittal) will be final and binding. Unless waived, any irregularities in connection with tenders must be cured within such time as we shall determine. We, along with the exchange agent, shall be under no duty to give notification of defects in such tenders and shall not incur liabilities for failure to give such notification. Tenders of outstanding notes will not be deemed to have been made until such irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

     LETTERS OF TRANSMITTAL AND OUTSTANDING NOTES MUST BE SENT ONLY TO THE EXCHANGE AGENT. DO NOT SEND LETTERS OF TRANSMITTAL OR OUTSTANDING NOTES TO US OR DTC.

     The method of delivery of outstanding notes, letters of transmittal, any required signature guaranties and all other required documents, including delivery through DTC and any acceptance through ATOP, is at the election and risk of the persons tendering and delivering acceptances or letters of transmittal and, except as otherwise provided in the applicable letter of transmittal, delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to permit delivery to the exchange agent prior to the expiration date.

Guaranteed Delivery Procedures

     Notes held through DTC. DTC participants holding outstanding notes through DTC who wish to cause their outstanding notes to be tendered, but who cannot transmit their acceptances through ATOP prior to the expiration date, may cause a tender to be effected if:

          (1) guaranteed delivery is made by or through a firm or other entity identified in Rule 17Ad-15 under the Exchange Act, including:

          o    a bank;

          o a broker, dealer, municipal securities dealer, municipal securities broker, government securities dealer or government securities broker;

          o    a credit union;

          o a national securities exchange, registered securities association or clearing agency; or

          o a savings institution that is a participant in a Securities Transfer Association recognized program;

          (2) prior to the expiration date, the exchange agent receives from any of the above institutions a properly completed and duly executed notice of guaranteed delivery (by mail, hand delivery, facsimile transmission or overnight courier) substantially in the form provided with this prospectus; and

          (3) book-entry confirmation and an agent's message in connection therewith are received by the exchange agent within three Business Days after the expiration date.

     Notes held by Holders. Holders who wish to tender their outstanding notes but (1) whose outstanding notes are not immediately available and will not be available for tendering prior to the expiration date, or (2) who cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date, may effect a tender if:

     o    the tender is made by or through any of the above-listed institutions;

     o prior to the expiration date, the exchange agent receives from any above-listed institution a properly completed and duly executed notice of guaranteed delivery, whether by mail, hand delivery, facsimile transmission or overnight courier, substantially in the form provided with this prospectus; and

     o a properly completed and executed letter of transmittal, as well as the certificate(s) representing all tendered outstanding notes in proper form for transfer, and all other documents required by the letter of transmittal, are received by the exchange agent within three Business Days after the expiration date.

Withdrawal Rights

     You may withdraw tenders of outstanding notes, or any portion of your outstanding notes, in integral multiples of $1,000 principal amount due at the stated maturity, at any time prior to 5:00 p.m., New York City time, on the expiration date. Any outstanding notes properly withdrawn will be deemed to be not validly tendered for purposes of the exchange offer.

     Notes held through DTC. DTC participants holding outstanding notes who have transmitted their acceptances through ATOP may, prior to 5:00 p.m., New York City time, on the expiration date, withdraw the instruction given thereby by delivering to the exchange agent, at its address set forth under "--Exchange Agent," a written, telegraphic or facsimile notice of withdrawal of such instruction. Such notice of withdrawal must contain the name and number of the DTC participant, the principal amount due at the stated maturity of outstanding notes to which such withdrawal relates and the signature of the DTC participant. Receipt of such written notice of withdrawal by the exchange agent effectuates a withdrawal.

     Notes held by Holders. Holders may withdraw their tender of outstanding notes, prior to 5:00 p.m., New York City time, on the expiration date, by delivering to the exchange agent, at its address set forth under "--Exchange Agent," a written, telegraphic or facsimile notice of withdrawal. Any such notice of withdrawal must (1) specify the name of the person who tendered the outstanding notes to be withdrawn, (2) contain a description of the outstanding notes to be withdrawn and identify the certificate number or numbers shown on the particular certificates evidencing such outstanding notes and the aggregate principal amount due at the stated maturity represented by such outstanding notes and (3) be signed by the holder of such outstanding notes in the same manner as the original signature on the letter of transmittal by which such outstanding notes were tendered (including any required signature guaranties), or be accompanied by (x) documents of transfer in a form acceptable to us, in our sole discretion, and (y) a properly completed irrevocable proxy that authorized such person to effect such revocation on behalf of such holder. If the outstanding notes to be withdrawn have been delivered or otherwise identified to the exchange agent, a signed notice of withdrawal is effective immediately upon written, telegraphic or facsimile notice of withdrawal even if physical release is not yet effected.

     All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the outstanding notes being withdrawn are held for the account of any of the institutions listed above under "--Guaranteed Delivery Procedures."

     A withdrawal of an instruction or a withdrawal of a tender must be executed by a DTC participant or a holder of outstanding notes, as the case may be, in the same manner as the person's name appears on its transmission through ATOP or letter of transmittal, as the case may be, to which such withdrawal relates. If a notice of withdrawal is signed by a trustee, partner, executor, administrator, guardian, attorney-in-fact, agent, officer of a corporation or other person acting in a fiduciary or representative capacity, such person must so indicate when signing and must submit with the revocation appropriate evidence of authority to execute the notice of withdrawal. A DTC participant or a holder may withdraw an instruction or a tender, as the case may be, only if such withdrawal complies with the provisions of this prospectus.

     A withdrawal of a tender of outstanding notes by a DTC participant or a holder, as the case may be, may be rescinded only by a new transmission of an acceptance through ATOP or execution and delivery of a new letter of transmittal, as the case may be, in accordance with the procedures described herein.

Exchange Agent

     The Bank of New York has been appointed as exchange agent for the exchange offer. Questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

                        By Registered or Certified Mail:
                              The Bank of New York,
                                as Exchange Agent
                           Corporate Trust Operations
                               Reorganization Unit
                         101 Barclay Stret, Floor 7 East
                               New York, NY 10286
                             Attention: Duong Nguyen

                            By Hand before 4:30 p.m.:
                              The Bank of New York,
                                as Exchange Agent
                           Corporate Trust Operations
                               Reorganization Unit
                        101 Barclay Street, Floor 7 East
                               New York, NY 10286
                             Attention: Duong Nguyen

                By Hand after 4:30 p.m. or by Overnight Courier:
                              The Bank of New York,
                                as Exchange Agent
                           Corporate Trust Operations
                               Reorganization Unit
                        101 Barclay Street, Floor 7 East
                               New York, NY 10286
                             Attention: Duong Nguyen

                            Facsimile: (212) 298-1915
                            Telephone: (212) 815-3687


     The exchange agent also acts as trustee under the Indenture.

Transfer Taxes

     Holders of outstanding notes who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                              DESCRIPTION OF NOTES

     You can find the definitions of certain terms used in this description under the subheading "--Certain Definitions." In this description, the term "Suburban Propane" refers only to Suburban Propane Partners, L.P. and not to any of its subsidiaries or its general partner. The term "Finance Corp." refers only to Suburban Energy Finance Corp., a wholly-owned subsidiary of Suburban Propane. The term "Operating Partnership" refers to Suburban Propane, L.P., a direct subsidiary of Suburban Propane. The term "Issuers" means Suburban Propane and Finance Corp., collectively, and does not include any other subsidiary of Suburban Propane. The term "notes" refers to the outstanding notes and the exchange notes.

     The Issuers jointly issued the outstanding notes under an indenture dated December 23, 2003 among themselves and The Bank of New York, as trustee, in a private transaction that was not subject to the registration requirements of the Securities Act. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended. The terms of the exchange notes are substantially identical in all material respects to the outstanding notes, except that the exchange notes will be registered under the Securities Act and, therefore, will not bear legends restricting their transfer and will not contain certain provisions providing for Liquidated Damages under certain circumstances described in the exchange and registration rights agreement, the provisions of which will terminate upon the consummation of the exchange offer.

     The following description is a summary of the material provisions of the indenture and the exchange and registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the indenture and the exchange and registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the indenture and the exchange and registration rights agreement are available as set forth below under "--Additional Information." Certain defined terms used in this description but not defined below under "--Certain Definitions" have the meanings assigned to them in the indenture.

     The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Finance Corp.

     Finance Corp. is a wholly owned direct subsidiary of Suburban Propane that was incorporated in Delaware for the purpose of serving as a co-issuer of the notes in order to facilitate the initial private offering of the outstanding notes. Finance Corp. has only nominal assets and does not conduct any operations. As a result, holders of the notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the notes.

Brief Description of the Notes

     The Notes

     The notes:

     o    are general joint and several obligations of the Issuers;

     o are pari passu in right of payment to all existing and future unsecured senior Indebtedness of the Issuers;

     o are senior in right of payment to any future subordinated Indebtedness of the Issuers; and

     o are structurally subordinated to, which means they rank effectively behind, the indebtedness and other liabilities of the Operating Partnership and its subsidiaries.

     Neither Suburban Propane nor Finance Corp. has any significant operations. Our operations are conducted through the Operating Partnership and its subsidiaries and, therefore, Suburban Propane depends on the cash flow of the Operating Partnership to meet its obligations, including its obligations under the notes. Neither the Operating Partnership nor any of the other subsidiaries of Suburban Propane have guaranteed the notes. As a result, the notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Operating Partnership and its subsidiaries. Any right of Suburban Propane to receive assets of any of its subsidiaries upon the subsidiary's liquidation or reorganization (and the consequent right of the holders of the notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent that Suburban Propane is itself recognized as a creditor of the subsidiary, in which case the claims of Suburban Propane would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Suburban Propane. Moreover, the Operating Partnership is party to a number of agreements that restrict its ability to make distributions to Suburban Propane. As a result, we may not be able to cause the Operating Partnership to distribute sufficient funds to enable us to meet our obligations under the notes. See "Risk Factors-- We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payments on the exchange notes." As of December 27, 2003, the Operating Partnership and its subsidiaries had approximately $383.8 million of Indebtedness and $307.0 million of trade payables and other liabilities outstanding. See "Risk Factors--These exchange notes will be effectively subordinated to the debts of our subsidiaries." In addition, Finance Corp. has nominal assets and no direct or indirect interest in the Operating Partnership or any of its subsidiaries, and therefore does not have any means independent of Suburban Propane to generate or realize cash flow to meet its obligations.

     As of the date of the indenture, all of our subsidiaries were "Restricted Subsidiaries." However, under the circumstances described below under the caption "--Certain Covenants--Designation of Restricted and Unrestricted Subsidiaries," we are permitted to designate certain of our subsidiaries, other than Finance Corp. and the Operating Partnership, as "Unrestricted Subsidiaries." Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the indenture.

Principal, Maturity and Interest

     The Issuers issued $175.0 million in aggregate principal amount of notes in the initial private offering of the outstanding notes. The Issuers may issue additional notes from time to time. Any issuance of additional notes is subject to all of the covenants in the indenture, including the covenant described below under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock." The notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Issuers issued notes in denominations of $1,000 and integral multiples of $1,000. The notes will mature on December 15, 2013.

     Interest on the notes accrues at the rate of 6 7/8% per annum and is payable semi-annually in arrears on June 15 and December 15, commencing on June 15, 2004. Interest on overdue principal and interest and Liquidated Damages will accrue at a rate that is 1% higher than the then applicable interest rate on the notes. The Issuers will make each interest payment to the holders of record on the immediately preceding June 1 and December 1.

     Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

     If a holder of notes has given wire transfer instructions to Suburban Propane, the Issuers will pay all principal, interest and premium and Liquidated Damages, if any, on that holder's notes in accordance with those instructions. All other payments on notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Suburban Propane elects to make interest payments by check mailed to the noteholders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

     The trustee will initially act as paying agent and registrar. Suburban Propane may change the paying agent or registrar without prior notice to the holders of the notes, and Suburban Propane or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

     A holder may transfer or exchange notes in accordance with the provisions of the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any note selected for redemption. Also, the Issuers are not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

Optional Redemption

     At any time prior to December 15, 2006, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of notes issued under the indenture at a redemption price of 106.875% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

          (1) at least 65% of the aggregate principal amount of notes originally issued under the indenture (excluding notes held by Suburban Propane and its Subsidiaries or by the general partner of Suburban Propane) remains outstanding immediately after the occurrence of such redemption; and

          (2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

     On or after December 15, 2008, the Issuers may redeem all or a part of the notes upon not less than 30 nor more than 60 days notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on December 15 of the years indicated below, subject to the rights of noteholders on the relevant record date to receive interest on the relevant interest payment date:

         Year                                                  Percentage
         ----                                                  ----------

         2008................................................  103.4375%
         2009................................................  102.2917%
         2010................................................  101.1458%
         2011 and thereafter.................................  100.0000%

     Except pursuant to the preceding paragraphs, the notes will not be redeemable at the Issuers' option prior to December 15, 2008. Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

     The Issuers are not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

     Change of Control

     If a Change of Control occurs, each holder of notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that holder's notes pursuant to a Change of Control Offer on the terms set forth in the indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the notes repurchased, to the date of purchase, subject to the rights of noteholders on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the indenture by virtue of such compliance.

     On the Change of Control Payment Date, the Issuers will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes properly accepted together with an officers' certificate stating the aggregate principal amount of notes or portions of notes being purchased by the Issuers.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the holders of the notes to require that the Issuers repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

     The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Issuers and pur-chases all notes properly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the indenture as described above under the caption "--Optional Redemption," unless and until there is a default in payment of the applicable redemption price.

     The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the properties or assets of Suburban Propane and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Issuers to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Suburban Propane and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

     Asset Sales

     Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

          (1) Suburban Propane (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration received in the Asset Sale by Suburban Propane or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

               (a) any liabilities, as shown on Suburban Propane's most recent consolidated balance sheet, of Suburban Propane or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Suburban Propane or such Restricted Subsidiary from further liability;

               (b) any securities, notes or other obligations received by Suburban Propane or any such Restricted Subsidiary from such transferee that are converted within 180 days after the date of consummation of such Asset Sale by Suburban Propane or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

               (c) any stock or assets of the kind referred to in clauses (2) or
          (4) of the next paragraph of this covenant.

     The 75% limitation in clause (2) above will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Suburban Propane (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

          (1) to repay Indebtedness of Suburban Propane under a Credit Facility or to repay any Indebtedness of any Restricted Subsidiary of Suburban Propane and, if the Indebtedness repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto;

          (2) to acquire, or commit to acquire within 90 days thereof, all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisi-tion of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Suburban Propane;

          (3) to make a capital expenditure; and/or

          (4) to acquire, or commit to acquire within 90 days thereof, other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Suburban Propane or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the indenture.

     Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuers will make an Asset Sale Offer to all holders of notes and all holders of other Indebtedness that is pari passu with the notes containing provisions similar to those set forth in the indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the indenture. If the aggregate principal amount of notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

     The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the indenture by virtue of such conflict.

     The Issuers do not have any other material Indebtedness that imposes restrictions on their ability to repurchase notes. However, the Operating Partnership is the borrower under a credit facility and the issuer of two series of senior notes, and the agreements governing that Indebtedness contain prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. Those agreements may require the Operating Partnership to offer to purchase or repay that Indebtedness before any distribution may be made to the Issuers so that they may satisfy their obligations with respect to the notes. Moreover, the same agreements restrict the ability of the Operating Partnership to make distributions to Suburban Propane generally. As a result, we may not be able to cause the Operating Partnership to distribute sufficient funds to enable us to meet our obligations under the notes. See "Risk Factors--We may not have access to the cash flow and other assets of our subsidiaries that may be needed to make payment on the exchange notes." The exercise by the holders of notes of their right to require the Issuers to repurchase the notes upon a Change of Control or an Asset Sale could cause a default under these other agreements, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers and the Operating Partnership. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are unable to purchase notes due to restrictions on the Operating Partnership, the Issuers and the Operating Partnership could seek the consent of the lenders under the Operating Partnership's Indebtedness to allow the purchase of notes, or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain unable to purchase notes. In that case, the Issuers' failure to purchase tendered notes would constitute an Event of Default under the indenture. Finally, the Issuers' ability to pay cash to the holders of notes upon a repurchase may be limited by the Issuers' then existing financial resources. See "Risk Factors--We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture."

Selection and Notice

     If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

     No notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to that note will state the portion of the principal amount of that note that is to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder of notes upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption.

Certain Covenants

     Restricted Payments

     Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (1) declare or pay any distribution or make any other payment or dividend on account of Suburban Propane's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Suburban Propane or any of its Restricted Subsidiaries) or to the direct or indirect holders of Suburban Propane's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests (other than Disqualified Stock) of Suburban Propane or to Suburban Propane or a Restricted Subsidiary of Suburban Propane);

          (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Suburban Propane) any Equity Interests of Suburban Propane;

          (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Suburban Propane that is contractually subordinated to the notes (excluding any intercompany Indebtedness between or among Suburban Propane and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

          (4) make any Restricted Investment

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

          (2) the Restricted Payment, together with the aggregate of all other Restricted Payments made by Suburban Propane and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), will not exceed:

               (a) if the Consolidated Fixed Charge Coverage Ratio of Suburban Propane is greater than 1.75 to 1.00, an amount equal to Available Cash for the immediately preceding fiscal quarter; or

               (b) if the Consolidated Fixed Charge Coverage Ratio of Suburban Propane is equal to or less than 1.75 to 1.00, an amount equal to the sum of:

                    (x) $20.0 million, less

                    (y) the aggregate amount of all Restricted Payments made by
               Suburban Propane and its Restricted Subsidiaries in accordance with this clause (2)(b) during the period ending on the last day of the fiscal quarter of Suburban Propane immediately preceding the date of the Restricted Payment and beginning on the date of the indenture, plus

                    (z) the aggregate net cash proceeds of capital contributions to Suburban Propane from any Person other than a Restricted Subsidiary of Suburban Propane, or issuance and sale of shares of Capital Stock, other than (i) Disqualified Stock and (ii) Capital Stock issued concurrently with the offering of the notes, of Suburban Propane to any entity other than to a Restricted Subsidiary of Suburban Propane, in any case made during the period ending on the last day of the fiscal quarter of Suburban Propane immediately preceding the date of the Restricted Payment and beginning on the date of the indenture.

     So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

          (1) the payment of any distribution or dividend within 60 days after the date of its declaration, if at the date of declaration the distribution or dividend payment would have complied with the provisions of the indenture;

          (2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Suburban Propane) of, Equity Interests of Suburban Propane (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to Suburban Propane by any entity other than a Subsidiary of Suburban Propane; provided, however, that the amount of any net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of Available Cash and from the calculation set forth in clause (2)(b) above;

          (3) the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Issuers that is contractually subordinated to the notes with the net cash proceeds from a substantially con-current incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of Available Cash;

          (4) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Suburban Propane to the holders of its Equity Interests on a pro rata basis;

          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Suburban Propane or any Restricted Subsidiary of Suburban Propane held by any current or former officer, director or employee of Suburban Propane or any of its Restricted Subsidiaries pursuant to any restricted unit plan, equity subscription agreement, equity option agreement, shareholders' agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any calendar year; and

          (6) the repurchase of Equity Interests deemed to occur upon the exercise of unit or stock options to the extent such Equity Interests represent a portion of the exercise price of those options.

         The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Suburban Propane or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Supervisors whose resolution with respect thereto will be delivered to the trustee.

         Incurrence of Indebtedness and Issuance of Preferred Stock

         Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired
Debt), and Suburban Propane will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Suburban Propane may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and Suburban Propane's Restricted Subsidiaries may incur Indebtedness or issue Preferred Stock, if the Consolidated Fixed Charge Coverage Ratio for Suburban Propane's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock or Preferred Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (1) the incurrence by Suburban Propane and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Suburban Propane and its Restricted Subsidiaries thereunder) not to exceed the greater of:

               (a) $75.0 million less the aggregate amount of all Net Proceeds of Asset Sales applied by Suburban Propane or any of its Restricted Subsidiaries since the date of the indenture to repay any term Indebtedness under a Credit Facility or to repay any revolving credit Indebtedness under a Credit Facility and effect a corresponding commitment reduction there-under pursuant to the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; or

               (b) the amount of the Borrowing Base as of the date of such incurrence;

          (2) the incurrence by Suburban Propane and any of its Restricted Subsidiaries of the Existing Indebtedness;

          (3) the incurrence by the Issuers of Indebtedness represented by the notes to be issued on the date of the indenture and the exchange notes to be issued pursuant to the exchange and registration rights agreement;

          (4) Indebtedness of Suburban Propane and any of its Restricted Subsidiaries (including Capital Lease Obligations and Acquired Debt) incurred for the making of expenditures for the improvement or repair, to the extent the improvements or repairs may be capitalized in accordance with GAAP, or additions, including by way of acquisitions of businesses and related assets, to the property and assets of Suburban Propane and its Restricted Subsidiaries, including, without limitation, the acquisition of assets subject to operating leases or incurred by assumption in connection with additions, including additions by way of acquisitions or capital contributions of businesses and related assets, to the property and assets of Suburban Propane and its Restricted Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (4), may not exceed $100.0 million at any one time outstanding;

          (5) the incurrence by Suburban Propane and any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness that was permitted by the indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (5) of this paragraph;

          (6) the incurrence by Suburban Propane and any of its Restricted Subsidiaries of intercompany Indebtedness between or among Suburban Propane and any of its Restricted Subsidiaries; provided, however, that:

               (a) if an Issuer is an obligor on such Indebtedness and the payee is not an Issuer, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the notes; and

               (b) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Suburban Propane or a Restricted Subsidiary of Suburban Propane and
          (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Suburban Propane or a Restricted Subsidiary of Suburban Propane, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Suburban Propane or such Restricted Subsidiary, as the case may be, that was not permitted by this clause
          (6);

          (7) the issuance by any of Suburban Propane's Restricted Subsidiaries to Suburban Propane or to any of its Restricted Subsidiaries of units or shares of Preferred Stock; provided, however, that:

               (a) any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Suburban Propane or a Restricted Subsidiary of Suburban Propane; and

               (b) any sale or other transfer of any such Preferred Stock to a Person that is not either Suburban Propane or a Restricted Subsidiary of Suburban Propane

     will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause
     (7);

          (8) the incurrence by Suburban Propane and any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business;

          (9) the guarantee by the Issuers or any of their Restricted Subsidiaries of Indebtedness of the Issuers or a Restricted Subsidiary of the Issuers that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being guaranteed is incurred by one or both of the Issuers and is subordinated to the notes, then the guarantee of such Indebtedness by any Restricted Subsidiary of the Issuers shall be subordinated to the same extent as the Indebtedness guaranteed;

          (10) the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

          (11) the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from performance bonds, bid bonds, bankers' acceptances, workers' compensation, health, disability or other employee benefit claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof) incurred in the ordinary course of business;

          (12) the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from indemnities or other similar obligations in respect of purchase price adjustments in connection with the disposition of property or assets; and

          (13) the incurrence by Suburban Propane or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause
     (13), not to exceed $10.0 million.

     The Issuers will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers unless such Indebtedness is also contractually subordinated in right of payment to the notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

     For purposes of determining compliance with this "Incurrence of Indebtedness and Issuance of Preferred Stock" covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (13) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which the outstanding notes were originally issued and authenticated under the indenture was deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of

Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Suburban Propane or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

     The amount of any Indebtedness outstanding as of any date will be:

          (1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

          (2) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

          (3) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

               (a) the Fair Market Value of such asset at the date of determination, and

               (b) the amount of the Indebtedness of the other Person.

     Liens

     Suburban Propane will not create, incur, assume or suffer to exist any Lien securing Indebtedness incurred by Suburban Propane of any kind on any asset now owned or hereafter acquired, except Permitted Liens.

     Sale and Leaseback Transactions

     Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Suburban Propane or any Restricted Subsidiary may enter into a sale and leaseback transaction if Suburban Propane or that Restricted Subsidiary would be permitted under the indenture to incur Indebtedness secured by a lien on the property in an amount equal to the Attributable Debt with respect to such sale and leaseback transaction.

     Limitations on Issuances of Guarantees of Indebtedness

     Suburban Propane will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Suburban Propane unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is subordinated to the notes; or (2) pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated to the notes.

     The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

          (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Suburban Propane or a Restricted Subsidiary of Suburban Propane, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (2) in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Suburban Pro-pane or a Restricted Subsidiary of Suburban Propane, if the sale or other disposition does not violate the "Asset Sale" provisions of the indenture;

          (3) if Suburban Propane designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the indenture;

          (4) upon legal defeasance or satisfaction and discharge of the notes as provided below under the captions "--Legal Defeasance and Covenant Defeasance" and "--Satisfaction and Discharge;" or

          (5) if such Guarantor is released from the underlying guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.

     The form of the Subsidiary Guarantee and the related form of supplemental indenture will be attached as exhibits to the indenture. Notwithstanding the foregoing, if one or both of the Issuers Guarantee Indebtedness incurred by any of their Restricted Subsidiaries, such Guarantee by the Issuers will not require any Restricted Subsidiary to provide a Subsidiary Guarantee for the notes.

     Dividend and Other Payment Restrictions Affecting Subsidiaries

     Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (1) pay dividends or make any other distributions on its Capital Stock to Suburban Propane or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Suburban Propane or any of its Restricted Subsidiaries;

          (2) make loans or advances to Suburban Propane or any of its Restricted Subsidiaries; or

          (3) transfer any of its properties or assets to Suburban Propane or any of its Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the indenture;

          (2) the indenture and the notes;

          (3) restrictions in other Indebtedness incurred in compliance with the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock"; provided such restrictions, taken as a whole, are not materially more restrictive than those contained in the agreements described above;

          (4) applicable law, rule, regulation or order;

          (5) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

          (6) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

          (7) any agreement or instrument governing Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

          (8) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

          (9) Liens permitted to be incurred under the provisions of the covenant described above under the caption "--Liens" that limit the right of the debtor to dispose of the assets subject to such Liens;

          (10) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Suburban Propane's Board of Supervisors, which limitation is applicable only to the assets that are the subject of such agreements; and

          (11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business.

     Merger, Consolidation or Sale of Assets

     Suburban Propane may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Suburban Propane is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Suburban Propane and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

          (1) either: (a) Suburban Propane is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

          (2) the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Suburban Propane under the notes, the indenture and the exchange and registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

          (3) immediately after such transaction, no Default or Event of Default exists; and

          (4) Suburban Propane or the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the

     Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock."

     If Suburban Propane engages in a merger, consolidation or sale of assets in accordance with the provisions described above, Suburban Propane or the Person formed by or surviving such transaction will comply with the covenant set forth under the caption "--Existence of Corporate Co-Issuer." The indenture also provides that Finance Corp. may not (1) consolidate or merge with or into another Person (whether or not Finance Corp. is the surviving corporation), or
(2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to another entity, except under conditions similar to those described above; provided that the Person formed by or surviving any such consolidation or merger with Finance Corp. must be a corporation organized under the laws of the United States, any state of the United States or the District of Columbia.

     In addition, the Issuers may not, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person.

     This "Merger, Consolidation or Sale of Assets" covenant will not apply to:

          (A) a merger of Suburban Propane with an Affiliate solely for the purpose of re-forming Suburban Propane in another jurisdiction; and

          (B) any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Suburban Propane and its Restricted Subsidiaries.

     In addition, the indenture provides that Suburban Propane may reorganize as a corporation in accordance with the procedures established in the indenture; provided that Suburban Propane shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that such reorganization is not adverse to holders of the notes (it being recognized that such reorganization shall not be deemed adverse to the holders of the notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of the Internal Revenue Code of 1986, as amended, or any similar state or local law) and certain other conditions are satisfied.

     Transactions with Affiliates

     Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Suburban Propane (each, an "Affiliate Transaction"), unless:

          (1) the Affiliate Transaction is on terms that are no less favorable to Suburban Propane or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Suburban Propane or such Restricted Subsidiary with an unrelated Person; and

          (2) Suburban Propane delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution of the Board of Supervisors set forth in an officers' certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Supervisors.

     The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

          (1) any employment agreement, employee benefit plan, officer and director indemnification agreement or any similar arrangement entered into by Suburban Propane or any of its Restricted Subsidiaries in the ordinary course of business;

          (2) transactions between or among Suburban Propane and/or its Restricted Subsidiaries;

          (3) transactions with a Person (other than an Unrestricted Subsidiary of Suburban Propane) that is an Affiliate of Suburban Propane solely because Suburban Propane owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

          (4) payment of supervisors' or directors' fees and compensation to Persons who are not otherwise Affiliates of Suburban Propane;

          (5) any issuance of Equity Interests (other than Disqualified Stock) of Suburban Propane to Affiliates of Suburban Propane;

          (6) Restricted Payments that do not violate the provisions of the indenture described above under the caption "--Restricted Payments;"

          (7) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

          (8) any Affiliate Transaction which constitutes a Permitted
     Investment;

          (9) any arm's-length transaction with a non-Affiliate that becomes an Affiliate as a result of such transaction; and

          (10) the payment of expenses and indemnification or contribution obligations of any Person pursuant to our partnership agreement or the partnership agreement of the Operating Partnership, in each case as in effect on the date of the indenture.

     Business Activities

     Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Suburban Propane and its Restricted Subsidiaries taken as a whole.

     Existence of Corporate Co-Issuer

     Suburban Propane will always maintain, directly or indirectly, a wholly-owned Restricted Subsidiary of Suburban Propane organized as a corporation under the laws of the United States of America, any state thereof or the District of Columbia that will serve as a co-obligor of the notes unless Suburban Propane is itself a corporation under the laws of the United States of America, any state thereof or the District of Columbia.

     Designation of Restricted and Unrestricted Subsidiaries

     The Board of Supervisors of Suburban Propane may designate any of its Restricted Subsidiaries, other than the Operating Partnership or Finance Corp., to be an Unrestricted Subsidiary if that designation would not cause a Default. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Supervisors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

     Any designation of a Subsidiary of Suburban Propane as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Suburban Propane as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," Suburban Propane will be in default of such covenant. The Board of Supervisors of Suburban Propane may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Suburban Propane of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

     Payments for Consent

     Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid and is paid to all holders of the notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

     Whether or not required by the Commission's rules and regulations, so long as any notes are outstanding, the Issuers will furnish to the holders of notes or cause the trustee to furnish to the holders of notes, within the time periods specified in the Commission's rules and regulations:

          (1) all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such reports; and

          (2) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports. All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers' consolidated financial statements by the Issuers' certified independent accountants. In addition, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports, or links to such reports, on Suburban Propane's website within those time periods.

     If, at any time, either or both of the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuers agree that they will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuers' filings for any reason, the Issuers will post the reports referred to in the preceding paragraph on Suburban

Propane's website within the time periods that would apply if the Issuers were required to file those reports with the Commission.

     If Suburban Propane has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management's Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Suburban Propane and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Suburban Propane.

     In addition, Suburban Propane agrees that, for so long as any notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

     Each of the following is an Event of Default:

          (1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the notes;

          (2) default in payment when due of the principal of, or premium, if any, on the notes,

          (3) failure by Suburban Propane or any of its Restricted Subsidiaries to comply with any other term, covenant or agreement contained in the notes, the indenture or the escrow and security agreement, other than a default specified in either clause (1) or (2) above, and the default continues for a period of 45 days after written notice of default requiring the Issuers to remedy the same is given to Suburban Propane by the trustee or by holders of 25% in aggregate principal amount of the notes then outstanding;

          (4) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of Suburban Propane or any Restricted Subsidiary of Suburban Propane, or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated, aggregates $10.0 million or more at any time;

          (5) a final judgment or judgments, which is or are non-appealable and non-reviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against Suburban Propane or any of its Restricted Subsidiaries; provided such judgment or judgments requires or require the payment of money in excess of $10.0 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment; in the event of a stay, the judgment shall not be discharged within 30 days after the stay expires; and

          (6) certain events of bankruptcy or insolvency described in the indenture with respect to Suburban Propane, Finance Corp. or any Significant Subsidiary of Suburban Propane.

     In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Suburban Propane, Finance Corp. or any Significant Subsidiary of Suburban Propane, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

     Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

     Subject to the provisions of the indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any holders of notes unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a note may pursue any remedy with respect to the indenture or the notes unless:

          (1) such holder has previously given the trustee notice that an Event of Default is continuing;

          (2) holders of at least 25% in aggregate principal amount of the outstanding notes have requested the trustee to pursue the remedy;

          (3) such holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

          (4) the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

          (5) holders of a majority in aggregate principal amount of the outstanding notes have not given the trustee a direction inconsistent with such request within such 60-day period.

     The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may, on behalf of the holders of all of the notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the notes.

     The Issuers are required to deliver to the trustee annually a statement regarding compliance with the indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

     No past, present or future limited partner, director, officer, employee, incorporator, unitholder, stockholder or Affiliate of the Issuers, as such, will have any liability for any obligations of the Issuers under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Non-Recourse

     The Issuers' obligations under the indenture are payable only out of their cash flow and assets. The Issuers' obligations under the indenture are non-recourse to the limited partners of Suburban Propane and are non-recourse to the Operating Partnership and its subsidiaries. The trustee has, and each holder of a note, by accepting a note, is deemed to have, agreed in the indenture that the limited partners as well as the Operating Partnership and its subsidiaries will not be liable for any of our obligations under the indenture.

Legal Defeasance and Covenant Defeasance

     The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to the outstanding notes ("Legal Defeasance") except for:

          (1) the rights of holders of outstanding notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such notes when such payments are due from the trust referred to below;

          (2) the Issuers' obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (3) the rights, powers, trusts, duties and immunities of the trustee, and the Issuers' obligations in connection therewith; and

          (4) the Legal Defeasance provisions of the indenture.

     In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants (including their obligation to make Change of Control Offers and Asset Sale Offers) that are described in the indenture ("Covenant Defeasance") and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default and Remedies" will no longer constitute an Event of Default with respect to the notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance:

          (1) the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the notes are being defeased to maturity or to a particular redemption date;

          (2) in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3) in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant De-feasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

          (5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the indenture) to which Suburban Propane or any of its Subsidiaries is a party or by which Suburban Propane or any of its Subsidiaries is bound;

          (6) the Issuers must deliver to the trustee an officers' certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and

          (7) the Issuers must deliver to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

     Notwithstanding the foregoing, the opinion of counsel required by clause
(2) above with respect to a Legal Defeasance need not be delivered if all notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

     Without the consent of each noteholder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

          (1) reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

          (2) reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");

          (3) reduce the rate of or change the time for payment of interest on any note;

          (4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on, the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration);

          (5) make any note payable in money other than that stated in the notes;

          (6) make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of holders of notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the notes;

          (7) waive a redemption payment with respect to any note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders"); or

          (8) make any change in the preceding amendment and waiver provisions.

     Notwithstanding the preceding, without the consent of any holder of notes, the Issuers and the trustee may amend or supplement the indenture or the notes:

          (1) to cure any ambiguity, defect or inconsistency;

          (2) to provide for uncertificated notes in addition to or in place of certificated notes;

          (3) to provide for the assumption of the Issuers' obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers' assets;

          (4) to make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect the legal rights under the indenture of any such holder;

          (5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

          (6) to conform the text of the indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the indenture or the notes; or

          (7) to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture as of its date.

Satisfaction and Discharge

     The indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

          (1) either:

               (a) all notes that have been authenticated, except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

               (b) all notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

          (2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

          (3) the Issuers have paid or caused to be paid all sums payable by them under the indenture; and

          (4) the Issuers have delivered irrevocable instructions to the trustee under the indenture to apply the deposited money toward the payment of the notes at maturity or the redemption date, as the case may be.

     In addition, the Issuers must deliver an officers' certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

     If the trustee becomes a creditor of the Issuers, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the indenture has been qualified under the Trust Indenture Act) or resign.

     The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

     Anyone who receives this prospectus may obtain a copy of the indenture and exchange and registration rights agreement without charge by writing to Suburban Propane Partners, L.P., One Suburban Plaza, 240 Route 10 West, Whippany, NJ 07981, Attention: Investor Relations.

Book-Entry, Delivery and Form

     The exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

     The exchange notes will be represented by one or more notes in registered, global form without interest coupons (collectively, the "Global Notes") and will be deposited upon issuance with the trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form except in the limited circumstances described below. See "--Exchange of Global Notes for Certificated Notes." In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System ("Euroclear") and Clearstream Banking, S.A. ("Clearstream")), which may change from time to time.

Depository Procedures

     The following descriptions of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Suburban Propane takes no responsibility for these operations and procedures and urges investors to contact the systems or their participants directly to discuss these matters.

     DTC has advised Suburban Propane that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

     DTC has also advised Suburban Propane that, pursuant to procedures established by it:

          (1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

          (2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

     Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Participants such as Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because

DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of beneficial interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of exchange notes in certificated form and will not be considered the registered owners or "Holders" thereof under the indenture for any purpose.

     Payments in respect of the principal of, and interest and premium, if any, and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, Suburban Propane and the trustee will treat the Persons in whose names the exchange notes, including the Global Notes, are registered as the owners of the exchange notes for the purpose of receiving payments and for all other purposes. Consequently, neither Suburban Propane, the trustee nor any agent of Suburban Propane or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

          (2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

     DTC has advised Suburban Propane that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of exchange notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Suburban Propane. Neither Suburban Propane nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the exchange notes, and Suburban Propane and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

     Transfers of beneficial interests in Global Notes between the Participants will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers of beneficial interests in Global Notes between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

     Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

     DTC has advised Suburban Propane that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the exchange notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the exchange notes, DTC reserves the right to exchange the Global Notes for definitive exchange notes in certificated form, and to distribute such notes to its Participants.

     Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Suburban Propane nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

     A Global Note is exchangeable for definitive exchange notes in registered certificated form ("Certificated Notes") if:

          (1) DTC (a) notifies Suburban Propane that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, Suburban Propane fails to appoint a successor depositary within 90 days of its delivery of such notice;

          (2) Suburban Propane, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

          (3) there has occurred and is continuing a Default or Event of Default with respect to the exchange notes and the registrar has received a written request from DTC to issue Certificated Notes.

     In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

     Suburban Propane will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to DTC in its capacity as the registered holder under the indenture. Suburban Propane will make, or will cause the paying agent to make, all payments of principal, interest and premium, if any, and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder's registered address. The exchange notes represented by the Global Notes are eligible to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. Suburban Propane expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

     Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Suburban Propane that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Certain Definitions

     Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Acquisition" means the acquisition by the Operating Partnership of all or substantially all of the assets of Agway Energy pursuant to the Asset Purchase Agreement, dated as of November 7, 2003, by and among the Operating Partnership and Agway Energy Products, LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. A Person shall not be deemed an "Affiliate" of Suburban Propane or any of its Restricted Subsidiaries solely as a result of such Person being a joint venture partner of Suburban Propane or any of its Restricted Subsidiaries. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" have correlative meanings.

     "Asset Acquisition" means the following:

          (1) an Investment by Suburban Propane or any Restricted Subsidiary of Suburban Propane in any other Person pursuant to which the Person shall become a Restricted Subsidiary of Suburban Propane, or shall be merged with or into Suburban Propane or any Restricted Subsidiary of Suburban Propane;

          (2) the acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of the assets of any Person, other than a Restricted Subsidiary of Suburban Propane, which constitute all or substantially all of the assets of such Person; or

          (3) the acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of any division or line of business of any Person, other than a Restricted Subsidiary of Suburban Propane.

     "Asset Sale" means:

          (1) the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Suburban Propane and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant; and

          (2) the issuance of Equity Interests in any of Suburban Propane's Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

     Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

          (1) any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

          (2) a transfer of assets between or among Suburban Propane and its Restricted Subsidiaries,

          (3) an issuance of Equity Interests by a Restricted Subsidiary of Suburban Propane to Suburban Propane or to a Restricted Subsidiary of Suburban Propane;

          (4) the sale or lease of inventory, products, services, accounts receivable or other current assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

          (5) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind, not to exceed the Fair Market Value of $5.0 million in the aggregate from the date of the indenture;

          (6) the sale or other disposition of cash or Cash Equivalents; and

          (7) a Restricted Payment that does not violate the covenant described above under the caption "--Certain Covenants--Restricted Payments" or a Permitted Investment.

     "Asset Sale Offer" has the meaning assigned to that term in the indenture governing the notes.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of "Capital Lease Obligation."

     "Available Cash" as to any quarter means:

          (1) the sum of:

               (a) all cash receipts of Suburban Propane during such quarter from all sources other than Asset Sales (including, without limitation, distributions of cash received from the Operating Partnership and cash proceeds received by or distributed to Suburban Propane from Interim Capital Transactions, but excluding cash proceeds from Termination Capital Transactions); and

               (b) any reduction with respect to such quarter in a cash reserve previously established pursuant to clause (2)(b) below (either by reversal or utilization) from the level of such reserve at the end of the prior quarter;

          (2) less the sum of:

               (a) all cash disbursements of Suburban Propane during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Capital Stock of Suburban Propane (including Common Units), capital expenditures, contributions, if any, to the Operating Partnership and cash distributions to partners of Suburban Propane (but only to the extent that such cash distributions to partners exceed Available Cash for the immediately preceding quarter); and

               (b) any cash reserves established with respect to such quarter, and any increase with respect to such quarter in a cash reserve previously established pursuant to this clause (2)(b) from the level of such reserve at the end of the prior quarter, in such amounts as the general partner of Suburban Propane determines in its reasonable discretion to be necessary or appropriate (1) to provide for the proper conduct of the business of Suburban Propane or the Operating Partnership (including, without limitation, reserves for future capital expenditures), (2) to provide funds for distributions with respect to Capital Stock of Suburban Propane in respect of any one or more of the next four quarters or (3) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Suburban Propane is a party or by which it is bound or its assets are subject;

          (3) plus the aggregate maximum amount of working capital Indebtedness available to Suburban Propane or its Restricted Subsidiaries under Credit Facilities on the date of such Restricted Payment.

     Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established in each case after the date of liquidation of Suburban Propane. Taxes paid by Suburban Propane on behalf of, or amounts withheld with respect to, all or less than all of the partners shall not be considered cash disbursements of Suburban Propane that reduce

Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to the partners. Alternatively, in the discretion of the Board of Supervisors of Suburban Propane, such taxes (if pertaining to all partners) may be considered to be cash disbursements of Suburban Propane which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such partners.

     "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms "Beneficially Owns" and "Beneficially Owned" have a corresponding meaning.

     "Board of Supervisors" means:

          (1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

          (2) with respect to a partnership, the board of directors of the general partner of the partnership; provided that in the case of Suburban Propane, it means the board of supervisors of Suburban Propane;

          (3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

          (4) with respect to any other Person, the board or committee of such Person serving a similar function.

     "Borrowing Base" means, as of any date, an amount equal to:

          (1) 85% of the face amount of all accounts receivable (net of reserves) owned by Suburban Propane and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; plus

          (2) 60% of the book value of all inventory (net of reserves) owned by Suburban Propane and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

     "Capital Lease Obligation" means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership interests (whether general or limited), membership interests, units, incentive distribution rights or any similar equity right to distributions; and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

     "Cash Equivalents" means:

          (1) United States dollars;

          (2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

          (3) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P and its successors or Moody's and its successors;

          (4) commercial paper having one of the two highest ratings obtainable from S&P or Moody's and in each case maturing within 270 days after the date of creation;

          (5) certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or
     Canada:

               (a) the commercial paper or other short term unsecured debt obligations of which are as at such date rated either "A-2" or better (or comparably if the rating system is changed) by S&P or "Prime-2" or better (or comparably if the rating system is changed) by Moody's; and

               (b) the long-term debt obligations of which are, as at such date, rated either "A" or better (or comparably if the rating system is changed) by either S&P or Moody's (such commercial banks, "Permitted Banks");

          (6) eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

          (7) bankers' acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

          (8) obligations of the type described in clauses (1) through (7) above purchased from a securities dealer designated as a "primary dealer" by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of Suburban Propane or one of its Restricted Subsidiaries by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question; and

          (9) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

     "Change of Control" means the occurrence of any of the following:

          (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Suburban Propane and its Subsidiaries taken as a whole to any "person" (as that term is used in Section 13(d) of the Exchange Act) other than a Principal or a Related Party of a Principal;

          (2) the adoption of a plan relating to the liquidation or dissolution of Suburban Propane or its general partner;

          (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the general partner of Suburban Propane, measured by voting power rather than number of units or shares;

          (4) Suburban Energy Services Group LLC ceases to be the general partner of Suburban Propane;

          (5) Suburban Propane consolidates with, or merges with or into, any Person (other than the Principals and their Related Parties), or any Person (other than the Principals and their Related Parties) consolidates with, or merges with or into, Suburban Propane, other than any such transaction where the Voting Stock of Suburban Propane outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting, a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance);

          (6) the first day on which a majority of the members of the Board of Supervisors of Suburban Propane are not Continuing Directors; and

          (7) the first day on which Suburban Propane fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Finance Corp.

     "Change of Control Offer" has the meaning assigned to it in the indenture governing the notes.

     "Commission" means the Securities and Exchange Commission.

     "Common Units" means the units representing limited partner interests of Suburban Propane, having the rights and obligations specified with respect to common units of Suburban Propane.

     "Consolidated Cash Flow Available for Fixed Charges" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum of, without duplication, the following amounts for that period, taken as single accounting period:

          (1) Consolidated Net Income;

          (2) Consolidated Non-Cash Charges (to the extent Consolidated Net Income was reduced thereby);

          (3) Consolidated Interest Expense (to the extent Consolidated Net Income was reduced thereby); and

          (4) Consolidated Income Tax Expense (to the extent Consolidated Net Income was reduced thereby).

     "Consolidated Fixed Charge Coverage Ratio" means, with respect to Suburban Propane and its Restricted Subsidiaries, the ratio of (a) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of Suburban Propane and its Restricted Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of the transaction (the "Transaction Date") giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the "Four Quarter Period"), to (b) the aggregate amount of Consolidated Fixed Charges of Suburban Propane and its Restricted Subsidiaries for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, "Consolidated Cash Flow Available for Fixed Charges" and "Consolidated Fixed Charges" shall be calculated after giving effect on a pro forma basis (in accordance with Regulation S-X under the Securities Act) for the period of the calculation to, without duplication:

          (1) the incurrence or repayment of any Indebtedness, Disqualified Stock or Preferred Stock, excluding revolving credit borrowings and repayments of revolving credit borrowings (other than any revolving credit borrowings the proceeds of which are used for Asset Acquisitions or Growth Related Capital Expenditures of Suburban Propane or any of its Restricted Subsidiaries and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the "Reference Period"), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

          (2) any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of Suburban Propane or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Debt) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

               (a) any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Reference Period; and

               (b) any Person that is an Unrestricted Subsidiary on the Transaction Date will be deemed to have been an Unrestricted Subsidiary at all times during the Reference Period.

     Furthermore, subject to the following paragraph, in calculating "Consolidated Fixed Charges" for purposes of determining the "Consolidated Fixed Charge Coverage Ratio":

          (1) interest on outstanding Indebtedness, other than Indebtedness referred to in clause (2) below, determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

          (2) with respect to Indebtedness incurred in accordance with clause
     (1) of the definition of Permitted Debt, only actual interest payments associated with such Indebtedness during the Four Quarter Period shall be included in the calculation; and

          (3) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the period.

     "Consolidated Fixed Charges" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum, without duplication, of the following amounts for that period, taken as a single accounting period:

          (1) Consolidated Interest Expense; and

          (2) the product of:

               (a) the aggregate amount of distributions and other dividends or payments paid in cash (other than to Suburban Propane or its Restricted Subsidiaries) during the period in respect of Preferred Stock and Disqualified Stock of Suburban Propane and its Restricted Subsidiaries on a consolidated basis; and

               (b) a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

     "Consolidated Income Tax Expense" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of Suburban Propane and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, the aggregate interest expense of Suburban Propane and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP, including, without limitation or duplication:

               (1) any amortization of debt discount;

               (2) the net cost under interest rate agreements described in clauses (1) and (2) of the definition of Hedging Obligations;

               (3) the interest portion of any deferred payment obligation;

               (4) all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

               (5) all accrued interest for all instruments evidencing Indebtedness;

               (6) the interest component of Capital Lease Obligations paid or accrued or scheduled to be paid or accrued by Suburban Propane and its Restricted Subsidiaries during the period;

               (7) the consolidated interest that was capitalized during such period; and

               (8) any interest accruing on Indebtedness of another Person that is Guaranteed by Suburban Propane or one of its Restricted Subsidiaries or secured by a Lien on assets of Suburban Propane or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

     "Consolidated Net Income" means, for any period, the net income of Suburban Propane and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP, and as adjusted to exclude:

               (1) net after-tax extraordinary gains or losses;

               (2) net after-tax gains or losses attributable to Asset Sales;

               (3) other cash restructuring charges in an aggregate amount not to exceed $5.0 million in the aggregate from the date of the indenture;

               (4) all unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133 in connection with forward contracts, futures contracts or other derivatives or commodity hedging agreements related to a Permitted Business in accordance with Suburban Propane's commodity hedging policy as in effect from time to time;

               (5) the net income or loss of any Person that is not a Restricted Subsidiary and which is accounted for by the equity method of accounting; provided, that Consolidated Net Income shall include the amount of dividends or distributions actually paid to Suburban Propane or any Restricted Subsidiary;

               (6) the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of its charter or any judgment, decree, order, statute, rule or other regulation; and

               (7) the cumulative effect of any changes in accounting principles.

     "Consolidated Non-Cash Charges" means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum, without duplication, of:
(1) depreciation, (2) amortization, (3) non-cash employee compensation expenses and (4) any non-cash charges resulting from write-downs of non-current assets, in each case to the extent that the Consolidated Net Income of Suburban Propane for that period was reduced thereby. For the avoidance of doubt, Consolidated Non-Cash Charges will not include unrealized gains and losses reported under Financial Accounting Standards Board Statement No. 133.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Supervisors of Suburban Propane who:

               (1) was a member of such Board of Supervisors on the date of the indenture;

               (2) was appointed by the General Partner in accordance with the provisions of Suburban Propane's partnership agreement as in effect on the date of the indenture; or

               (3) was nominated for election or elected to such Board of Supervisors with the approval of a majority of the Continuing Directors who were not appointed by the General Partner and who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means the Second Amended and Restated Credit Agreement, dated as of May 8, 2003, by and among the Operating Partnership, as borrower, the lenders referred to therein, Wachovia Bank, National Association, as administrative agent, Fleet National Bank, as syndication agent, and The Bank of New York, as documentation agent, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     "Credit Facilities" means one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

     "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the notes mature. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Suburban Propane to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Suburban Propane may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments" and (2) any Capital Stock issued pursuant to any plan for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by Suburban Propane in order to satisfy applicable contractual, statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the indenture will be the maximum amount that Suburban Propane and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Equity Offering" means any public or private offer and sale of Common Units of Suburban Propane.

     "Existing Indebtedness" means Indebtedness of Suburban Propane and its Restricted Subsidiaries in existence on the date of the indenture.

     "Fair Market Value" means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Supervisors of Suburban Propane.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

     "General Partner" means Suburban Energy Services Group LLC, a Delaware limited liability company, as the general partner of Suburban Propane.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

     "Growth Related Capital Expenditures" means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

     "Guarantee" means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

     "Guarantor" means any subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the indenture and its successors and assigns.

     "Hedging Obligations" means, with respect to any specified Person, the obligations of such Person under:

               (1) interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

               (2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

               (3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

     "Indebtedness" means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

               (1) in respect of borrowed money;

               (2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

               (3) in respect of banker's acceptances;

               (4) representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

               (5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable in the ordinary course of business; or

               (6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term "Indebtedness" includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

     "Interim Capital Transactions" means (1) borrowings, refinancings or refundings of Indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by Suburban Propane or the Operating Partnership and (2) sales of Capital Stock of Suburban Propane by Suburban Propane or the Operating Partnership, in each case prior to the commencement of the dissolution and liquidation of Suburban Propane.

     "Investments" means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding Guarantees permitted to be incurred pursuant to clause (9) of the second paragraph of the covenant described under the caption "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock"), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Suburban Propane or any Restricted Subsidiary of Suburban Propane sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Suburban Propane such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Suburban Propane, Suburban Propane will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of Suburban Propane's Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." The acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of a Person that holds an Investment in a third Person will be deemed to be an Investment by Suburban Propane or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Certain Covenants--Restricted Payments." Except as otherwise provided in the indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

     "Liquidated Damages" means all liquidated damages then owing pursuant to the registration rights agreement.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Proceeds" means the aggregate cash proceeds received by Suburban Propane or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on such asset or assets and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness:

               (1) as to which neither Suburban Propane nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would consti-tute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

               (2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Suburban Propane or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

               (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Suburban Propane or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Operating Partnership" means Suburban Propane, L.P., a Delaware limited partnership and a direct Subsidiary of Suburban Propane.

     "Permitted Business" means any business that is the same as or related, ancillary or complementary to any of the businesses of Suburban Propane or any of its Restricted Subsidiaries as conducted as of the date of the indenture, after giving effect to the Acquisition.

     "Permitted Investments" means:

               (1) any Investment in Suburban Propane or in a Restricted Subsidiary of Suburban Propane;

               (2) any Investment in Cash Equivalents;

               (3) any Investment by Suburban Propane or any Restricted Subsidiary of Suburban Propane in a Person, if as a result of such
          Investment:

                    (a) such Person becomes a Restricted Subsidiary of Suburban
               Propane; or

                    (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Suburban Propane or a Restricted Subsidiary of Suburban Propane;

          (4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales";

          (5) any acquisition of assets or Capital Stock to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Suburban Propane;

          (6) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Suburban Propane or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

          (7) Investments represented by Hedging Obligations;

          (8) loans or advances to employees made in the ordinary course of business of Suburban Propane or a Restricted Subsidiary of Suburban Propane in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

          (9) repurchases of the notes; and

          (10) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (10) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means:

          (1) Liens on assets of Suburban Propane securing Indebtedness and other Obligations under Credit Facilities and Existing Indebtedness that was permitted by the terms of the indenture to be incurred and/or securing Hedging Obligations related thereto;

          (2) Liens in favor of the Issuers;

          (3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Suburban Propane; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Suburban Propane;

          (4) Liens on property (including Capital Stock) existing at the time of acquisition of the property by Suburban Propane; provided that such Liens were in existence prior to, such acquisition, and not incurred in contemplation of, such acquisition;

          (5) Liens to secure Indebtedness permitted to be incurred pursuant to clause (11) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock";

          (6) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled "--Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock" covering only the assets acquired with or financed by such Indebtedness;

          (7) Liens existing on the date of the indenture;

          (8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

          (9) Liens imposed by law, such as carriers', warehousemen's, landlord's and mechanics' Liens, in each case, incurred in the ordinary course of business;

          (10) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

          (11) Liens created for the benefit of (or to secure) the notes;

          (12) Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the indenture; provided, however, that:

               (A) the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

               (B) the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (2) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement; and

          (13) Liens incurred in the ordinary course of business of Suburban Propane with respect to obligations that do not exceed $5.0 million at any one time outstanding.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Suburban Propane or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Suburban Propane or any of its Restricted Subsidiaries; provided that:

          (1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

          (2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

          (3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

          (4) such Indebtedness is incurred either by the Issuers or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes, however designated, that is preferred as to the payment of distributions or dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

     "Principals" means the Persons owning the Capital Stock of the General Partner as of the date of the indenture.

     "Related Party" means:

          (1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

          (2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "S&P" means Standard & Poor's Ratings Group.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any specified Person:

          (1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders' agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

          (2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

     "Subsidiary Guarantee" means the Guarantee by each Guarantor of Suburban Propane's obligations under the indenture and on the notes, executed pursuant to the provisions of the indenture.

     "Termination Capital Transactions" means any sale, transfer or other disposition of property of Suburban Propane or the Operating Partnership occurring upon or incident to the liquidation and winding up of Suburban Propane and the Operating Partnership.

     "Unrestricted Subsidiary" means any Subsidiary of Suburban Propane (other than Finance Corp., the Operating Partnership or any successor to any of them) that is designated by the Board of Supervisors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

          (1) has no Indebtedness other than Non-Recourse Debt;

          (2) except as permitted by the covenant described above under the caption "--Certain Covenants--Affiliate Transactions," is not party to any agreement, contract, arrangement or understanding with Suburban Propane or any Restricted Subsidiary of Suburban Propane unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Suburban Propane or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Suburban Propane;

          (3) is a Person with respect to which neither Suburban Propane nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and

          (4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Suburban Propane or any of its Restricted Subsidiaries.

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Supervisors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

          (2) the then outstanding principal amount of such Indebtedness.

                        CERTAIN INCOME TAX CONSIDERATIONS

     The following is a general discussion of certain United States federal income tax consequences associated with the exchange of outstanding notes for exchange notes and the beneficial ownership and disposition of the exchange notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of the notes that hold the notes as "capital assets" within the meaning of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the notes in light of their particular circumstances or to beneficial owners of the notes subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships or other pass-through entities, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell the notes under the constructive sale provisions of the Code). This discussion does not address any U.S. state and local or non-U.S. tax considerations relating to the purchase, ownership and disposition of the notes.

     As used in this discussion, the term "U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes:

     o    an individual who is a citizen or resident of the U.S.;

     o a corporation created or organized in or under the laws of the U.S. or of any State or political subdivision thereof or therein, including the District of Columbia;

     o an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

     o a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain trusts that have made a valid election to be treated as a U.S. person.

     The term "Non-U.S. Holder" means a beneficial owner of a note that is, for U.S. federal income tax purposes, a nonresident alien or a corporation, trust or estate that is not a U.S. Holder.

Exchange of Notes

     The exchange of outstanding notes for exchange notes pursuant to this exchange offer will not constitute a taxable event for U.S. federal income tax purposes. Consequently, no gain or loss will be recognized by a holder of the outstanding notes upon receipt of an exchange note. A holder's adjusted tax basis of the exchange note will be the same as the adjusted tax basis of the outstanding note exchanged therefor. A holder's holding period of the exchange note will include the holding period of the outstanding note exchanged therefor.

Consequences to U.S. Holders of Owning Exchange Notes

     Payment of Interest

     In general, interest payable on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

     Market Discount

     Under the market discount rules of the Code, a U.S. Holder who purchases a note at a market discount will generally be required to treat any gain recognized on the sale, exchange, retirement or other taxable disposition of the note as ordinary income to the extent of the accrued market discount that has not been previously included in income. Market discount is generally defined as the amount by which a U.S. Holder's purchase price for a note is less than the note's stated redemption price at maturity (generally, the note's principal amount) of the note on the date of purchase, subject to a statutory de minimis exception. In general, market discount accrues on a ratable basis over the remaining term of the note unless a U.S. Holder makes an irrevocable election to accrue market discount on a constant yield to maturity basis.

     A U.S. Holder who acquires a note at a market discount may be required to defer a portion of any interest expense that otherwise may be deductible on any indebtedness incurred or continued to purchase or carry such note until the U.S. Holder disposes of the note in a taxable transaction. A U.S. Holder who has elected under applicable Code provision to include market discount in income annually as such discount accrues will not, however, be required to treat any gain recognized as ordinary income or to defer any deductions for interest expense under these rules. This election to include market discount in income currently, once made, applies to all market discount obligations acquired on or after the first day of the taxable year to which the election applies and may not be revoked without the consent of the IRS.

     Holders should consult their tax advisors as to the portion of any gain that would be taxable as ordinary income under the market discount rules and any other consequences of the market discount rules that may apply to them in particular.

     Amortizable Bond Premium

     A U.S. Holder who purchases a note for an amount in excess of its principal amount will be considered to have purchased the note at a premium. A U.S. Holder may elect to amortize the premium over the remaining term of the note on a constant yield method. The amount amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the note. A U.S. Holder who elects to amortize the premium on a note must reduce its tax basis in the note by the amount of the premium amortized in any year. An election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. Bond premium on a note held by a U.S. Holder who does not make such an election will decrease the capital gain or increase the capital loss otherwise recognized on the disposition of the note.

     Sale, Exchange, Retirement or Other Disposition of the Notes

     Upon the sale, exchange, retirement or other disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, which will be taxable as interest income (as described above)) and such U.S. Holder's adjusted tax basis in the note. Subject to the market discount rules summarized above, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gains recognized by an individual or non-corporate U.S. Holder are generally subject to a reduced U.S. federal income tax rate. Capital losses are subject to limits on deductibility.

     Information Reporting and Backup Withholding

     In general, payments made on the notes and proceeds from the sale or other disposition of the notes may be subject to backup withholding, currently at a rate of 28% (increased to 31% beginning in 2011). In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

     o fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

     o    furnishes an incorrect TIN;

     o is notified by the IRS that it has failed to properly report payments of interest and dividends; or

     o under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

     Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

     A U.S. Holder will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes an exemption.

Consequences to Non-U.S. Holders of Owning Exchange Notes

     For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement or other disposition of the notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder.

     Payment of Interest

     Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

     o    the interest is not U.S. trade or business income;

     o the Non-U.S. Holder does not actually or constructively own 10% or more of the voting stock of the issuer;

     o the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to the issuer; and

     o the Non-U.S. Holder provides the withholding agent with the appropriate certification.

The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. Prospective Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

     If the portfolio interest exemption is not satisfied with respect to a Non-U.S. Holder, a 30% withholding tax will apply to interest paid on the notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

     Sale, Exchange, Retirement or Other Disposition of the Notes

     Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to gain that is U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

     Information Reporting and Backup Withholding

     Certain Non-U.S. Holders may be subject to information reporting and backup withholding with respect to interest payments on the notes. Treasury regulations provide that such information reporting and backup withholding generally will not apply to interest payments on the notes to a Non-U.S. Holder if such Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

     Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note (including a redemption) by a Non-U.S. Holder are as follows:

     o If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

     o If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections (a "U.S. related person"), they will not be subject to information reporting or backup withholding.

     o If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

     In addition to the foregoing, the amount of interest paid on or with respect to the notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non-U.S. Holder and the IRS. Copies of the information returns reporting such interest and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

     THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR HOLDER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND TAX SITUATION. A HOLDER SHOULD CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH HOLDER OF THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICATION AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that for a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 120th day after the exchange offer has been completed or such time as no broker-dealer owns any registrable securities, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     We will not receive any proceeds from any sale of exchange notes. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit of any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period beginning when exchange notes are first issued in the exchange offer and ending upon the earlier of the expiration of the 120th day after the exchange offer has been completed or such time as no broker-dealer owns any registrable securities, we will promptly upon request send additional copies of this prospectus and any amendment or supplement thereto to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of any one counsel for the holders of the outstanding notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes participating in the exchange offer (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

     Certain legal matters with respect to the exchange notes offered hereby will be passed upon for us by Cahill Gordon & Reindel LLP, New York, New York.

                                     EXPERTS

     The financial statements of Suburban Propane Partners, L.P. incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 27, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The financial statements of Suburban Energy Services Group LLC incorporated in this prospectus by reference to our Annual Report on Form 10-K for the fiscal year ended September 27, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The combined financial statements of Agway Energy Group (Agway Energy Products LLC, Agway Energy Services, Inc. and Agway Energy Services PA, Inc.) incorporated in this prospectus by reference to our current report on Form 8-K filed December 5, 2003 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to Agway Energy Group's ability to continue as a going concern as described in Note 3 to the combined financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

================================================================================

                                  $175,000,000

                         SUBURBAN PROPANE PARTNERS, L.P.
                          SUBURBAN ENERGY FINANCE CORP.
                                Offer to Exchange
     $175,000,000 Aggregate Principal Amount of 6 7/8% Senior Notes due 2013

                                       for
                         Suburban Propane Partners, L.P.
                          Suburban Energy Finance Corp.
     $175,000,000 Aggregate Principal Amount of 6 7/8% Senior Notes due 2013
            Registered Under the Securities Act of 1933, as Amended.



--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------



                                     , 2004


================================================================================


We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell or buy any securities in any jurisdiction where it is unlawful. The information in this prospectus is current as of the date hereof.

Until , 2004, all dealers that effect transactions in the exchange notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS.

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Suburban Propane Partners, L.P.

     Our partnership agreement provides that Suburban will indemnify (i) the members of the Board of Supervisors or the members of the Board of Supervisors of its subsidiary operating partnership, Suburban Propane, L.P., or any subsidiary of Suburban Propane, L.P., (ii) the general partner, (iii) any departing partner, (iv) any person who is or was an affiliate of the general partner or any departing partner, (v) any person who is or was a member, partner, director, officer, employee, agent or trustee of Suburban, Suburban Propane, L.P. or any subsidiary of Suburban Propane, L.P., (vi) any person who is or was a member, partner, officer, director, employee, agent or trustee of the general partner or any departing partner or any affiliate of the general partner or any departing partner, or (vii) any person who is or was serving at the request of the Board of Supervisors, the general partner or any departing partner or any affiliate of the general partner or any departing partner as a member, partner, director, officer, employee, agent, fiduciary or trustee of another person ("Indemnitees"), to the fullest extent permitted by law, from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees, expenses and other disbursements), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided that in each case the Indemnitee acted in good faith and in a manner that such Indemnitee reasonably believed to be in or not opposed to the best interests of Suburban and, with respect to any criminal proceeding, had no reasonable cause to believe its conduct was unlawful. Any indemnification under these provisions will be only out of the assets of Suburban, and the general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to Suburban to enable it to effectuate, such indemnification. Suburban is authorized to purchase (or to reimburse the general partner or its affiliates for the cost of) insurance against liabilities asserted against and expenses incurred by such persons in connection with Suburban's activities, regardless of whether Suburban would have the power to indemnify such persons against such liabilities under the provisions described above.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and/or persons controlling the registrant pursuant to the foregoing provision, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Suburban Energy Finance Corp.

     Delaware Law.

     Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or by-laws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and material to the cause of action, or that such director or officer personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     Section 145(a) of the DGCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any threatened, pending or completed action other than a derivative action, whether civil or criminal, against expenses (including attorneys' fees), judgments, fines, amounts paid in settlement actually and reasonably incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, has no reasonable cause to believe that his conduct was unlawful.

     Section 145(b) of the DGCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against expenses (including attorneys fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action, if such director or officer acted, in good faith, and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be made in respect of any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which the action was brought determines, upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such expenses as the Court of Chancery or such other court deems proper

     Section 145(d) of the DGCL specifies the manner in which payment of indemnification under Section 145(a) of the DGCL or indemnification permitted under Section 145(b) of the DGCL may be authorized by the corporation. Section 145(c) of the DGCL provides that indemnification by a corporation is mandatory in any case in which a present or former director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 145(d).

     Section 145(g) of the DGCL authorizes the purchase and maintenance of insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the above section or (2) directors and officers in instances in which they may be indemnified by a corporation under such section.

     Suburban Energy Finance Corp.'s Certificate of Incorporation and Bylaws.

     Article Eighth of the Certificate of Incorporation and Article 24 of the Bylaws of Suburban Energy Finance Corp. provide for Suburban Energy Finance Corp. to indemnify its corporate personnel, directors and officers to the fullest extent permitted by the DGCL, as the same may be supplemented or amended from time to time.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and/or persons controlling the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 21. EXHIBITS.

    2.1*  --        Recapitalization Agreement dated as of November 27, 1998
                    by and among the Partnership, the Operating Partnership, the General Partner, Millenium and Suburban Energy Services
                    Group LLC (filed as Exhibit 2.1 to Suburban's Current Report on Form 8-K filed December 3, 1998).

    3.1*  --        Second Amended and Restated Agreement of Limited
                    Partnership of the Partnership dated as of May 26, 1999
                    (incorporated by reference to Suburban's Proxy Statement filed pursuant to Sec-tion 14(a) of the Securities Exchange Act of 1934 on April 22, 1999).

    3.2*     --     Second Amended and Restated Agreement of Limited
                    Partnership of the Operating Partnership dated as of May 26, 1999 (incorporated by reference to Suburban's Proxy
                    Statement filed pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 on April 22, 1999).

    3.3**    --     Certificate of Incorporation of Suburban Energy Finance
                    Corp. dated as of November 26, 2003.

    3.4**    --     Bylaws of Suburban Energy Finance Corp.

    4.1*     --     Indenture, dated as of December 23, 2003, between Suburban
                    Propane Partners, L.P., Suburban
                    Energy Finance Corp. and The Bank of New York, as Trustee
                    (including Form of Senior Global Exchange Note) (filed as
                    Exhibit 10.28 to Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2003).

    4.2**    --     Exchange and Registration Rights Agreement, dated December
                    23, 2003 among Suburban Propane Partners, L.P., Suburban
                    Energy Finance Corp., Wachovia Capital Markets, LLC and
                    Goldman, Sachs & Co.

    4.3**    --     Senior Global Outstanding Notes

    4.4**    --     Purchase Agreement, dated December 18, 2003 among Suburban
                    Propane Partners, L.P., Suburban Energy Finance Corp.,
                    Wachovia Capital Markets, LLC and Goldman, Sachs & Co.

    5.1**    --     Opinion of Cahill Gordon & Reindel LLP

   10.3*     --     Note Agreement dated as of February 28, 1996 among
                    certain investors and the Operating Partnership relating to $425 million aggregate principal amount of 7.54% Senior
                    Notes due June 30, 2011 (filed as Exhibit 10.3 to Suburban's
                    Current Report on Form 8-K filed April 29, 1996).

   10.4*     --     Amendment No. 1 to the Note Agreement dated May 13, 1998
                    among certain investors and the Operating Partnership relating to $425 million aggregate principal amount of 7.54%
                    Senior Notes due June 30, 2011 (filed as Exhibit 10.4 to
                    Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).

   10.5*     --     Amendment No. 2 to the Note Agreement dated March 29,
                    1999 among certain investors and the Operating Partnership relating to $425 million aggregateprincipal amount of 7.54%
                    Senior Notes due June 30, 2011 (filed as Exhibit 10.5 to
                    Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).

   10.6*     --     Amendment No. 3 to the Note Agreement dated December 6,
                    2000 among certain investors and the Operating Partnership relating to $425 million aggregate principal amount of 7.54%
                    Senior Notes due June 30, 2011 (filed as Exhibit 10.6 to
                    Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).

   10.7*     --     Amendment No. 4 to the Note Agreement dated March 21,
                    2002 among certain investors and the Operating Partnership relating to $425 million aggregate principal amount of 7.54%
                    Senior Notes due June 30, 2011 (Incorporated by reference to
                    Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2002).

   10.8*     --     Amendment No. 5 to the Note Agreement dated November 20,
                    2002 among certain investors and the Operating Partnership relating to $425 million aggregate principal amount of 7.54%
                    Senior Notes due June 30, 2011 (filed as Exhibit 10.8 to
                    Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).

   10.9*     --     Guaranty Agreement dated as of April 11, 2002 provided by
                    four direct subsidiaries of Suburban Propane, L.P. for the 7.54% Senior Notes due June 30, 2011 (Incorporated by reference to Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2002).

   10.10*    --     Intercreditor Agreement dated March 21, 2002 between
                    First Union National Bank, the Lenders under the Operating
                    Partnership's Amended and Restated Credit Agreement and the
                    Noteholders of the Operating Partnership's 7.54% Senior
                    Notes due June 30, 2011 (Incorporated by reference to
                    Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended March 30, 2002).

   10.11*    --     Note Agreement dated as of April 19, 2002 among certain
                    investors and the Operating Partnership relating to $42.5 million aggregate principal amount of 7.37% Senior Notes due
                    June 30, 2012 (Incorporated by reference to the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2002).

   10.12*    --     Guaranty Agreement dated as of July 1, 2002 provided by
                    certain subsidiaries of Suburban Propane, L.P. for the 7.37%
                    Senior Notes due June 30, 2012 (Incorporated by reference to the Partnership's Quarterly Report on Form 10-Q for the fiscal quarter ended June 29, 2002).

   10.13*    --     Employment Agreement dated as of March 5, 1996 between
                    the Operating Partnership and Mr. Alexander (filed as
                    Exhibit 10.13 to Suburban's Current Report on Form 8-K filed
                    April 29, 1996).

   10.14*    --     First Amendment to Employment Agreement dated as of March
                    5, 1996 between the Operating Partnership and Mr. Alexander entered into as of October 23, 1997 (filed as Exhibit 10.14 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 27, 1997).

   10.15*    --     Second Amendment to Employment Agreement dated as of
                    March 5, 1996 between the Operating Partnership and Mr.
                    Alexander entered into as of April 14, 1999 (Incorporated by reference to Suburban's Quarterly Report on Form 10-Q for fiscal quarter ended June 26, 1999).

   10.16*    --     The Partnership's 1996 Restricted Unit Plan (filed as
                    Exhibit 10.16 to Suburban's Current Report on Form 8-K filed
                    April 29, 1996).

   10.17*    --     Suburban Propane Partners, L.P. 2000 Restricted Unit Plan
                    (filed as Exhibit 10.16 to Suburban's Annual Report on Form
                    10-K for the fiscal year ended September 30, 2000).

   10.18*    --     The Partnership's Severance Protection Plan dated
                    September 1996 (filed as Exhibit 10.18 to Suburban's Annual
                    Report on Form 10-K for the fiscal year ended September 28,
                    1996).

   10.19*    --     Suburban Propane L.P. Long-Term Incentive Plan as amended
                    and restated effective October 1, 1999 (filed as Exhibit
                    10.19 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).

   10.20*    --     Benefits Protection Trust dated May 26, 1999 by and
                    between Suburban Propane Partners, L.P. and First Union
                    National Bank (Incorporated by reference to Suburban's
                    Quarterly Report on Form 10-Q for the fiscal quarter ended
                    June 26, 1999).

   10.21*    --     Compensation Deferral Plan of Suburban Propane Partners,
                    L.P. and Suburban Propane, L.P. dated May 26, 1999
                    (Incorporated by reference to Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended June 26, 1999).

   10.22*    --     First Amendment to the Compensation Deferral Plan of
                    Suburban Propane Partners, L.P. and Suburban Propane, L.P.
                    dated November 5, 2001 (filed as Exhibit 10.22 to Suburban's
                    Annual Report on Form 10-K for the fiscal year ended
                    September 29, 2001).

   10.23*    --     Amended and Restated Supplemental Executive Retirement
                    Plan of the Partnership (effective as of January 1, 1998)
                    (filed as Exhibit 10.23 to Suburban's Annual Report on Form
                    10-K for the fiscal year ended September 29, 2001).

   10.24*    --     Amended and Restated Retirement Savings and Investment
                    Plan of Suburban Propane (effective as of January 1, 1998)
                    (filed as Exhibit 10.24 to Suburban's Annual Report on Form
                    10-K for the fiscal year ended September 29, 2001).

   10.25*    --     Amendment No. 1 to the Retirement Savings and Investment
                    Plan of Suburban Propane (effective January 1, 2002) (filed as Exhibit 10.25 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 28, 2002).

   10.26*    --     Second Amended and Restated Credit Agreement dated May 8,
                    2003 (filed as Exhibit 10.26 to Suburban's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2003).

   10.27*    --     First Amendment to Second Amended and Restated Credit
                    Agreement dated November 4, 2003 (filed as Exhibit 10.27 to
                    Suburban's Annual Report on Form 10-K for the fiscal year ended September 27, 2003).

   10.28*    --     Asset Purchase Agreement by and Among Agway Energy Products,
                    LLC, Agway Energy Services, Inc., Agway Energy Services PA,
                    Inc., Agway, Inc. and Suburban Propane, L.P., dated as of
                    November 10, 2003 (filed as Exhibit 10.28 to Suburban's
                    Current Report on Form 8-K filed December 5, 2003).

   12.1**    --     Statement Regarding Computation of Ratio of Earnings to
                    Fixed Charges

   21.1*     --     Listing of Subsidiaries of the Partnership (filed as Exhibit
                    21.1 to Suburban's Annual Report on Form 10-K for the fiscal year ended September 27, 2003).

   23.1**    --     Consent of Independent Accountants-- PricewaterhouseCoopers
                    LLP

   23.2**    --     Consent of Cahill Gordon & Reindel LLP (included as part of
                    Exhibit 5.1)

   23.3**    --     Consent of Independent Accountants (Agway Financials) --
                    PricewaterhouseCoopers LLP

   24.1**    --     Powers of Attorney authorizing execution of Registration
                    Statement on Form S-4 on behalf of certain officers and directors of Suburban Propane Partners, L.P. and Suburban
                    Energy Finance Corp. (set forth on pages II-7 and II-9 to this registration statement)

   25.1**    --     Statement of Eligibility and Qualification under the Trust
                    Indenture Act of 1939 on Form T-1 of The Bank of New York as
                    Trustee under the Indenture.

   99.1**    --     Form of Letter of Transmittal

   99.2**    --     Form of Notice of Guaranteed Delivery

____________________

* Incorporated herein by reference.

**   Filed herewith.


ITEM 22.  UNDERTAKINGS.

a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of a Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

c) The undersigned Registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

d) The undersigned Registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whippany, State of New Jersey, on March 19, 2004.

                                   SUBURBAN PROPANE PARTNERS, L.P.


                                   By:  /s/ Michael J. Dunn, Jr.
                                        ----------------------------------
                                        Name:   Michael J. Dunn, Jr.
                                        Title:  Senior Vice President -
                                                Corporate Development

                         SUBURBAN PROPANE PARTNERS, L.P.
                                POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Janice G. Meola as attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments as well as any new Registration Statement pursuant to Rule 462(b) of the Securities Act of 1933.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of March, 2004.

          Signature                 Title

/s/ Mark A. Alexander
--------------------------      President and Chief Executive Officer; Appointed
Mark A. Alexander               Member of the Board of Supervisors (Principal
                                Executive Officer)

/s/ Robert M. Plante
--------------------------      Vice President and Chief Financial Officer
Robert M. Plante

/s/ Michael J. Dunn, Jr.
--------------------------      Senior Vice President - Corporate Development;
Michael J. Dunn, Jr.            Appointed Member of the Board of Supervisors

/s/ Michael A. Stivala
--------------------------      Controller (Principal Accounting Officer)
Michael A. Stivala

/s/ John Hoyt Stookey
--------------------------      Elected Member and Chairman of the Board of
John Hoyt Stookey               Supervisors

/s/ Harold R. Logan, Jr.
--------------------------      Elected Member of the Board of Supervisors
Harold R. Logan, Jr.

/s/ Dudley C. Mecum
--------------------------      Elected Member of the Board of Supervisors
Dudley C. Mecum

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, the registrant and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Whippany, State of New Jersey, on March 19, 2004.


                                  SUBURBAN ENERGY FINANCE CORP.


                                  By:  /s/ Michael J. Dunn, Jr.
                                       --------------------------------
                                       Name:   Michael J. Dunn, Jr.
                                       Title:  President

                          SUBURBAN ENERGY FINANCE CORP.
                                POWER OF ATTORNEY

     Each person whose individual signature appears below hereby authorizes Janice G. Meola as attorney-in-fact, with full power of substitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments as well as any new Registration Statement pursuant to Rule 462(b) of the Securities Act of 1933.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 19th day of March, 2004.

            Signature                         Title

/s/ Micahel J. Dunn, Jr.
-----------------------------      President; Director
Michael J. Dunn, Jr.

/s/ Robert M. Plante
-----------------------------      Vice President and Chief Financial Officer;
Robert M. Plante                       Director